EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 14, 2023

by and among

STARCO BRANDS, INC.

STARCO Merger Sub I, Inc.

SOYlent nutrition, Inc.

and

HAMILTON START, LLC

solely in its capacity as the Stockholder Representative for purposes of Section 2.08, Section 6.11, Article IX and Article X

-i-

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		33

4.01	Organization and Qualifications	33

4.02	Due Authorization	34

4.03	No Conflict; Consents	35

4.04	Governmental Authorities; Consents	35

4.05	Capitalization	35

4.06	Financial Statements	36

4.07	Undisclosed Liabilities	37

4.08	Litigation and Actions	37

4.09	Compliance with Laws	37

4.10	Intellectual Property	38

4.11	Software and IT	39

4.12	Material Contracts; No Defaults	40

4.13	Company Benefit Plans	42

4.14	Labor Matters	44

4.15	Taxes	46

4.16	Brokers’ Fees	48

4.17	Insurance	49

4.18	Real Property; Assets	49

4.19	FDA; Product Liability.	49

4.20	Absence of Changes	50

4.21	Affiliate Agreements	53

4.22	Internal Controls	53

4.23	Permits	53

-ii-

4.24	Privacy and Data Security	54

4.25	Acquiror Common Stock	55

4.26	[RESERVED]	55

4.27	CARES Act	55

4.28	No Additional Representations and Warranties	55

4.29	No Reliance	55

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		56

5.01	Organization and Qualifications; Subsidiaries	56

5.02	Due Authorization	56

5.03	No Conflict; Consents	57

5.04	Capitalization	58

5.05	Litigation and Actions	59

5.06	Compliance with Laws	59

5.07	SEC Filings and Financial Statements.	59

5.08	Investment Company	60

5.09	Transactions with Related Parties	60

5.10	Taxes	61

5.11	Brokers’ Fees	61

5.12	Business Activities	61

5.13	Final Merger Consideration	61

5.14	Intellectual Property.	61

5.15	No Other Representations or Warranties	62

5.16	No Reliance	61

-iii-

Article VI COVENANTS		62

6.01	Public Announcements	62

6.02	Company Stockholder Notice	63

6.03	Form 8-K Filings	63

6.04	Certain Information Rights	63

6.05	Tax Matters	64

6.06	Rule 16b-3	65

6.07	Tail Coverage	66

6.08	Termination of Company Affiliate Agreements	66

6.09	Preservation of Books and Records	66

6.10	Continuing Employees	67

6.11	Pre-Closing Special Distribution	68

6.12	2022 Annual Bonuses	68

6.13	Voting Agreements	68

Article VII CONDITIONS TO OBLIGATIONS		69

7.01	Conditions to Obligations of All Parties	69

7.02	Additional Conditions to Obligations of Acquiror and Merger Sub	69

7.03	Additional Conditions to the Obligations of the Company	70

Article VIII [reserved]		70

Article IX INDEMNIFICATION		70

9.01	No Survival.	70

9.02	Indemnification by the Company Preferred Stockholders.	71

9.03	Indemnification by the Acquiror	71

9.04	Exclusive Remedy	71

9.05	Indemnification Procedures.	72

9.06	Manner of Payments.	74

9.07	Separate Basis for Claim	75

9.08	Limitations on Indemnity Losses	75

-iv-

Article X MISCELLANEOUS		75

10.01	Stockholder Representative.	75

10.02	Notices	79

10.03	Annexes, Exhibits and Schedules	80

10.04	Expenses	80

10.05	Assignment; Successors and Assigns; No Third Party Rights	80

10.06	Governing Law; Jurisdiction	81

10.07	Waiver of Jury Trial	81

10.08	Titles and Headings	81

10.09	Counterparts	81

10.10	Entire Agreement	81

10.11	Severability	82

10.12	Specific Performance	82

10.13	Amendments	82

10.14	Waiver	82

10.15	Legal Representation	83

10.16	No Recourse	84

Exhibits

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Restrictive Covenant Agreement

Exhibit C – Form of Voting Agreement

Exhibit D – Form of Letter of Transmittal

Exhibit E – Working Capital Calculation

Exhibit F – Form of Exchange Agent Agreement

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 14, 2023, is entered into by and among Starco Brands, Inc., a Nevada corporation (“Acquiror”), Starco Merger Sub I Inc., a Delaware corporation (“Merger Sub”), Soylent Nutrition, Inc., a Delaware corporation (the “Company”), and Hamilton Start, LLC, a California limited liability company, solely in its capacity as the stockholders’ representative (the “Stockholder Representative”) and solely for purposes of Article IX, Article X, Section 2.08 and Section 6.11. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a public company whose common stock is listed to trade on the OTC Markets Group OTCQB tier under the symbol “STCB”;

WHEREAS, Merger Sub is a newly formed, wholly-owned and direct subsidiary of Acquiror, has had and currently has no operations and was formed for the sole purpose of the Merger;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) and determined that it is in the best interests of Acquiror and its stockholders to enter into this Agreement and the Ancillary Agreements to which it is or will be party, (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger), (iii) resolved to submit this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) to its stockholders for their approval and adoption by written consent; and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Merger) by the majority of its stockholders by written consent;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) and determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and the Ancillary Agreements to which it is or will be party; (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger); and (iii) resolved to submit this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) to Acquiror for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company has unanimously (i) declared advisable this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) and determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and the Ancillary Agreements to which it is or will be party, (ii) approved this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger), (iii) resolved to submit this Agreement, the Ancillary Agreements to which it is or will be party and the Transactions (including the Merger) to the stockholders of the Company for their approval and adoption by written consent, (iv) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Merger) by the stockholders of the Company by written consent and (v) authorized payment of a distribution of the Common Share Amount to each Company Common Stockholder holding Company Common Stock as of the February 9, 2023 record date (the “Pre-Closing Special Distribution”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, the Company Stockholder Approval (as hereinafter defined) has been obtained;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and (iii) the receipt of Acquiror Common Stock by the Company Preferred Stockholders shall not be taxable to the Company Preferred Stockholders (the “Intended Tax Treatment”);

WHEREAS, (i) as of the date hereof, no value is attributable to the Company Common Shares and Company Convertible Securities and (ii) at the Closing, all Company Common Shares and Company Convertible Securities issued and immediately outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist (and for the avoidance of doubt, no consideration shall be paid by Acquiror to the holders of such Company Common Shares or Company Convertible Securities at the Closing in exchange therefor); and

WHEREAS, on or prior to the date hereof, the Company has delivered to Acquiror, and Acquiror has approved, a spreadsheet (the “Spreadsheet”), which sets forth (i) the capitalization of the Company as of the date hereof, (ii) (y) the Ownership Allocation based on the capitalization of the Company as of the date hereof and (z) the Ownership Allocation of the Company Preferred Stockholders (for the avoidance of doubt, such calculation to exclude the Company Common Stockholders) as among the Company Preferred Stockholders solely with respect to their Company Preferred Stock (“Ownership Allocation”) and (iii) the number of shares of Acquiror Common Stock constituting part of the Closing Merger Consideration and any Contingent Consideration receivable by each Company Preferred Stockholder pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and, solely in his capacity as the Stockholder Representative and solely for purposes of Article X and Section 2.08 agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accredited Investor” means an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Common Stock” means Acquiror’s Class A Common Stock, par value $0.001 per share.

“Acquiror Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of Acquiror or Merger Sub, taken as a whole; provided, that, in the case of clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented or interpretations thereof, or changes in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries, markets or geographical areas in which Acquiror or Merger Sub operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic and any actual or potential sequester, stoppage, shutdown, lockdown or similar event or occurrence by or involving any Governmental Authority in connection with or resulting from the COVID-19 pandemic), (vi) any failure of Acquiror or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of the Company; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 5.02 or Section 5.03); provided further, however, that any event, development, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on the Acquiror or Merger Sub as compared to other similarly situated companies in the industry in which Acquiror operates. For the avoidance of doubt, an “Acquiror Material Adverse Effect” shall not include failure to meet projections or forecasts of Acquiror or Merger Sub or any other Person (provided that the underlying causes of such failures shall not be excluded).

“Acquiror Preferred Stock” means Acquiror’s Preferred Stock, par value $0.001 per share.

“Acquiror SEC Documents” has the meaning set forth in Section 5.07(a).

“Acquiror Waiving Parties” has the meaning set forth in Section 10.15(a).

“Acquiror’s Fundamental Representations” means the representations and warranties of the Acquiror and Merger Sub set forth in Section 5.02 (Due Authorization), Section 5.03(b) (No Conflict with Organizational Documents), Section 5.04 (Capitalization), and Section 5.11 (Brokers’ Fees).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Adjustment Date” has the meaning set forth in Section 2.10.

“Adjustment Shares” has the meaning set forth in Section 2.10.

“Adjustment Trading Price” has the meaning set forth in Section 2.10.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended Letter Agreement” means the amendment entered into on the date of this Agreement to the Letter Agreement between the Company and Demir Vangelov dated March 4, 2021, in the form approved by Acquiror.

“Ancillary Agreements” means the Registration Rights Agreement, the Restrictive Covenant Agreement, the Voting Agreement, the Exchange Agreement and the Letter of Transmittal.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Acquiror Closing Statement” has the meaning set forth in Section 2.07.

“Articles of Incorporation of the Acquiror” means the Amended and Restated Articles of Incorporation of the Acquiror, dated as of January 3, 2023 (as amended, restated or otherwise modified from time to time).

“Benefit Plan” means each (i) “employee benefit plan,” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, restricted stock, stock option, stock appreciation right, phantom equity, other equity-based, severance, salary continuation, supplemental unemployment, termination, employment, transaction or stay bonus, individual consulting or individual independent contracting, change-of-control, health, dental, prescription life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), in any case (a) to which the Company is party, (b) sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company, or (c) under which the Company has any Liability, including on account of any ERISA Affiliate.

“Business” means the business of the Company as conducted presently; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company as conducted presently.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means cash, checks (net of issued but uncleared checks and drafts), money orders, freely marketable securities, and other cash equivalents, funds in time and demand deposits or similar accounts.

“Certificate of Incorporation of the Company” means the Second Amended and Restated Certificate of Incorporation of the Company, dated as of April 20, 2017 (as amended, restated or otherwise modified from time to time).

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 3.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means the aggregate Cash and Cash Equivalents of the Company as of the Effective Time.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Effective Time.

“Closing Merger Consideration” means an aggregate amount, as set forth on the Spreadsheet on an aggregate and per Company Preferred Stockholder basis, expressed in dollars equal to (A) the Unadjusted Shares (valued at Closing at $0.35 per share of Acquiror Common Stock), plus (B) the Estimated Closing Working Capital Surplus, if any, minus (C) the Estimated Closing Working Capital Deficiency, if any, plus (D) the Estimated Closing Cash, minus (E) the Estimated Closing Indebtedness, minus (F) the Estimated Excess Company Transaction Expenses, minus (G) the Holdback Amount minus (H) the Hamilton Distribution.

The Closing Merger Consideration shall be paid through the issuance of a number of shares of Acquiror Common Stock valued at Closing at $0.35 per share.

“Closing Working Capital” means the Working Capital as of the Effective Time.

“Code” has the meaning set forth in the recitals.

“Common Share Amount” means an amount of cash equal to the quotient of (i) $2,000,000, divided by (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

“Company” has the meaning set forth in the preamble hereto.

“Company Affiliate Agreement” has the meaning set forth in Section 4.21.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.02(c).

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company.

“Company Common Shares” means the shares of the Company’s common stock, par value $0.0001 per share.

“Company Common Stockholders” means, immediately prior to the Effective Time, the holders of Company Common Shares.

“Company Convertible Security” means each outstanding Option, restricted share, restricted stock units, stock appreciation right, warrant or other security that is convertible into, exercisable or exchangeable for, or otherwise gives its holder the right to purchase, Company Common Shares.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company as currently conducted.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company is a party.

“Company IP Registrations” means all Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or, in the case of domain names, authorized domain name registrar, in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company Major Stockholders” means, collectively, GV 2016, L.P., a16z Seed - III, LLC, AH Parallel Fund IV, L.P., Andreessen Horowitz Fund IV, L.P., The Production Board, LLC, Rob Rhinehart and Demir Vangelov and each Company Stockholder that is an Affiliate of any of the foregoing persons.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares and the Company Series B Preferred Shares.

“Company Preferred Stockholders” means, immediately prior to the Effective Time, the holders of Company Preferred Shares.

“Company’s Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.02 (Due Authorization), Section 4.03(i) (No Conflict with Organizational Documents), Section 4.05 (Capitalization), and Section 4.16 (Brokers’ Fees).

“Company Stock” means, collectively, the Company Common Shares and the Company Preferred Shares.

“Company Stockholder Approval” means the affirmative vote or written consent of (i) (A) the Company Stockholders that hold a majority of the issued and outstanding Company Common Shares and Company Preferred Shares (on an as-converted-to-common basis), voting as a single class, and (B) the Company Preferred Stockholders that hold a majority of the issued and outstanding Company Preferred Shares, voting as a separate class, which vote or written consent (x) approves and adopts this Agreement and the Ancillary Agreements and (y) approves and authorizes the Transactions, including consummation of the Merger; and (ii) (A) the Company Stockholders that hold a majority of the issued and outstanding Company Series A Preferred Shares, voting as a separate class, and (B) the Company Stockholders that hold a majority of the issued and outstanding Company Series B Preferred Shares, voting as a separate class, which vote or written consent waives, on behalf of all holders of Company Series A Preferred Shares (with respect to all such Company Series A Preferred Shares) and all holders of Company Series B Preferred Shares (with respect to all such Company Series B Preferred Shares), (x) all notice requirements in the Company Charter (including specified time periods for the giving of such notices) applicable in connection with this Agreement, the Ancillary Agreements or the Transactions, including (without limitation) the Merger, the Pre-Closing Special Distribution and the setting of a record date with respect to such Pre-Closing Special Distribution, and (y) any and all right of the holders of such Company Series A Preferred Shares or Company Series B Preferred Shares, as the case may be, to receive dividends prior to, in preference of, or in connection with, the declaration or payment of the Pre-Closing Special Distribution to the Company Common Stockholders.

“Company Stockholders” means the collective reference to Company Common Stockholders and Company Preferred Stockholders.

“Company Transaction Expenses” means (i) the Reimbursable Company Transaction Expenses, (ii) any other fees and expenses of a type described in the definition of “Reimbursable Company Transaction Expenses” but which are otherwise in excess of the $5,000,000 threshold specified therein; and (iii) any other expenses which are incurred and unpaid as of the Closing in connection with the evaluation, negotiation or consummation of a sale of the Company, including (without limitation) any fees and expenses payable to Andersen Tax LLC.

“Company Waiving Parties” has the meaning set forth in Section 10.15(c).

“Company Warrants” means those certain warrants to purchase shares of capital stock of the Company that are outstanding as of immediately prior to the Effective Time.

“Contingent Consideration” has the meaning set forth in Section 3.01(a).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, in each case, in writing, oral or otherwise legally binding, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, derivatives, strains, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Current Assets” means, as of the Effective Time, the current assets of the Company in accordance with GAAP and consistent with the line items set forth as “Current Assets” on Exhibit E.

“Current Liabilities” means, as of the Effective Time, the current liabilities of the Company in accordance with GAAP and consistent with the line items set forth as “Current Liabilities” on Exhibit E.

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” has the meaning set forth in Section 9.05(b).

“Dissenting Shares” has the meaning set forth in Section 3.07.

“Dissolved Subsidiaries” are Make Room Enterprise, LLC and LA Food Tech + Innovation, LLC dba Soylent Innovation Lab.

“Effective Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Employment Contracts” has the meaning set forth in Section 4.14(j).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code or 4001 of ERISA.

“Estimated Closing Cash” has the meaning set forth in Section 2.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a).

“Estimated Closing Working Capital Deficiency” means the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital.

“Estimated Closing Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.05(a).

“Estimated Excess Company Transaction Expenses” has the meaning set forth in Section 2.05(a).

“Excess Company Transaction Expenses” means the aggregate amount (if any) of the Company Transaction Expenses which are in excess of the Reimbursable Company Transaction Expenses and have not been paid by the Company on or before the Closing.

“Excess Stockholder Representative Fund” means the line item Net Cash Distributable to Company Preferred Stockholders as set forth in the Spreadsheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Final Determination Date” means the date on which the Closing Cash, Closing Indebtedness, Excess Company Transaction Expenses and Closing Working Capital are finally determined.

“Final Merger Consideration” means the Closing Merger Consideration as adjusted for any Contingent Consideration received (if any), including, the Net Adjustment Amount, the receipt of any Holdback Amount in accordance with this Agreement, and the Share Adjustment.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning set forth in Section 4.06.

“Fraud” means actual fraud committed by a party hereto with respect to the representations and warranties made in Article IV or Article V, as applicable, with specific intent to deceive and mislead another party hereto and to induce such party to enter into this Agreement.

“Fundamental Representations” means the Company’s Fundamental Representations and the Acquiror’s Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, as of the applicable time, then in effect and consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hamilton” means Hamilton Start, LLC, a California limited liability company, in its own capacity (and not in its capacity as Stockholder Representative).

“Hamilton Distribution” means 12,617,857 shares of Acquiror Common Stock from the Unadjusted Shares, as adjusted pursuant to Section 2.10.

“Holdback Amount” means 18,571,429 shares of Acquiror Common Stock (valued at $0.35 per share).

“Indebtedness” means, with respect to any Person, without duplication, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, including from any government stimulus liabilities, such as the PPP Loan, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security including, repayment of all outstanding obligations under the Company’s line of credit with Silicon Valley Bank, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company or otherwise required to be categorized as such under GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto and plus any increase in workers’ compensation premiums as a result of such payments) payable by the Company, whether on or about the Closing Date or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements in connection with, relating to or by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above, (j) any portion of any payroll, social security, unemployment, withholding, or other similar Taxes for a Pre-Closing Tax Period deferred pursuant to the CARES Act, IRS Notice 2020-65, or IRS Notice 2021-11 (or any similar provision of federal, state, local or non-U.S. Law) that remains unpaid as of the Closing Date, (k) Pre-Closing Income Taxes, and (l) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors or any liabilities to the extent included in the definition of Working Capital.

“Indemnification Cap” has the meaning set forth in Section 9.08

“Indemnified Party” has the meaning set forth in Section 9.05(a)(i).

“Indemnifying Party” has the meaning set forth in Section 9.05(a)(i).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade and d/b/a names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, social and mobile media identifiers; (c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Inventory” means any and all goods, products and other items of the Company, wherever located.

“Knowledge of the Acquiror” means, with respect to the Acquiror, the actual knowledge of Ross Sklar or Darin Brown.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge of Demir Vangelov and Kevin Zaccardi.

“Law” means any law (including common law), statute, ordinance, regulation, rule or Governmental Order, in each case, of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.04(a).

“Liabilities” has the meaning set forth in Section 4.07.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, adverse interest, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Material Adverse Effect” means any event, development, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of the Company, taken as a whole; provided, that, in the case of clause (a), an “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, development, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented or interpretations thereof, or changes in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries, markets or geographical areas in which the Company operates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic and any actual or potential sequester, stoppage, shutdown, lockdown or similar event or occurrence by or involving any Governmental Authority in connection with or resulting from the COVID-19 pandemic), (vi) any failure of the Company to meet its financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of Acquiror; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 4.02, Section 4.03 or Section 4.04); provided further, however, that any event, development, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on the Company as compared to other similarly situated companies in the industry in which the Company conduct the Business. For the avoidance of doubt, a “Material Adverse Effect” shall not include any failure to meet projections or forecasts of the Company or any other Person (provided that the underlying causes of such failures shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.12.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration Exchange Ratio” means, as set forth on the Spreadsheet, (x) for the Company Series A Preferred Shares, the Preferred A Aggregate Closing Distribution divided by the aggregate number of shares of Company Series A Preferred Shares set forth on the Spreadsheet and (y) for the Company Series B Preferred Shares, the Preferred B Aggregate Closing Distribution divided by the aggregate number of shares of Company Series B Preferred Shares set forth on the Spreadsheet.

“Merger Sub” has the meaning set forth in the preamble hereto.

“MHRA” means the Medicines and Healthcare Products Regulatory Agency of the United Kingdom.

“Net Adjustment Amount” has the meaning set forth in Section 2.09(e).

“Net Adjustment Shares” means a number of shares of Acquiror Common Stock equal to the Net Adjustment Amount divided by $0.35.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is mutually approved by Acquiror and the Stockholder Representative and that is not at the time it is to be engaged hereunder rendering services to any party, or any Affiliate of any party, and has not done so within the two (2) year period prior thereto.

“Non-Accredited Stockholder” has the meaning set forth in Section 3.08.

“Optionholder” means the holder of any Option issued by the Company.

“Options” has the meaning set forth in Section 3.03(c).

“Organizational Documents” has the meaning set forth in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Ownership Allocation” has the meaning set forth in the Recitals.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and (B) that relate to amounts not yet delinquent, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (v) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Interim Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Interim Financial Statements.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.

“PPP Loan” means, collectively, the Small Business Administration Paycheck Protection Program loans received by the Company in April 2020 and March 2021.

“Pre-Closing Income Taxes” shall mean an amount (which amount shall not be less than zero in any jurisdiction or for any particular Tax) equal to the sum of (a) any and all unpaid income Taxes of the Company attributable to any Pre-Closing Tax Period, and (b) any and all unpaid income Taxes of the Company attributable to (x) any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (y) any prepaid amounts received or deferred revenue accrued prior to the Closing, in each case, calculated (a) in the case of a Straddle Period, accordance with Section 6.04(d), (b) by excluding all deferred Tax liabilities (including any Tax liability accrued with respect to book/tax timing differences or any reserve for Taxes) and all deferred Tax assets, and (c) by taking into account, for the avoidance of doubt, any deductions of payments in connection with the transactions contemplated by this Agreement, and any applicable estimated Tax payments, overpayments, any net operating loss carryforwards and Tax credit carryforwards arising in any Pre-Closing Tax Period, in each case, to the extent permitted under applicable Law at a “more likely than not” level of comfort to offset taxable income or income Taxes during the Pre-Closing Tax Period in the relevant jurisdiction, and (d) otherwise in a manner consistent with past practice of the Company.

“Pre-Closing Special Distribution” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred A Aggregate Closing Distribution” means the number of shares of Acquiror Common Stock constituting the Closing Merger Consideration multiplied by the Preferred A Ratio.

“Preferred A Ratio” means 0.304025.

“Preferred B Aggregate Closing Distribution” means the number of shares of Acquiror Common Stock constituting the Closing Merger Consideration multiplied by the Preferred B Ratio.

“Preferred B Ratio” means 0.695975.

“Press Release” has the meaning set forth in Section 6.03.

“Products” means the food, beverage and other products prepared, manufactured, bottled, packaged, labeled, stored, marketed, sold or distributed by or for the Company or its predecessors.

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company Stockholders, the Company, its officers, directors, and/or employees, the Stockholder Representative, or any of their respective Affiliates, on the one hand, and Sheppard, Mullin, Richter & Hampton, LLP, on the other hand, solely to the extent relating to this Agreement and the transactions contemplated hereby which, immediately prior to the Closing, was an attorney-client privileged communications between such party, on the one hand, and Sheppard, Mullin, Richter & Hampton, LLP, on the other hand.

“Registration Rights Agreement” means that certain Registration Rights Agreement in substantially the form of Exhibit A hereto.

“Regulatory Agencies” means any applicable federal, state, local, foreign or supranational governmental entity that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale, licensing, or other commercialization relating to any product of Company, including the FDA, MHRA and all equivalent agencies in other jurisdictions.

“Reimbursable Company Transaction Expenses” means the aggregate amount of the following fees and expenses of the Company up to and not to exceed $5,000,000.00: (i) investment banker fees and costs incurred in connection with the engagement of Rowkay Consulting LLC related to the Transactions (including the transaction fee owing upon the Closing); (ii) legal fees and costs incurred in connection with the engagement of Sheppard Mullin Richter & Hampton LLP related to the Transactions incurred on or prior to Closing; (iii) premiums and related costs for Tail Coverage; (iv) fees and costs of Exchange Agent and escrow agent relating to the Transaction; (v) accounting fees and costs related to the Transactions and incurred after December 7, 2022 and on or prior to Closing, in connection with the engagement of Ernst & Young LLP and Moss Adams LLP and (vi) the Stockholder Representative Fund.

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, Optionholders, members, general or limited partners, Affiliates, representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Restrictive Covenant Agreement” means that certain Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit B.

“Review Period” means a period of thirty (30) days after delivery of the Acquiror Closing Statement.

“Schedules” means the disclosure schedules of either the Company or the Acquiror and its Affiliates, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Share Adjustment” has the meaning set forth in Section 2.10.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Spreadsheet” has the meaning set forth in the recitals.

“Stock Plan” has the meaning set forth in Section 3.03(c).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Fund” means $700,000.00.

“Stockholder Representative Group” has the meaning set forth in Section 10.01(a).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning set forth in Section 2.01.

“Systems” means Software, servers, networking circuits, networks, computer platforms, computers, hardware, databases, telecommunications equipment and all other similar technology infrastructure assets used by the Company in the conduct of the Business.

“Target Working Capital” means $10,200,000.00.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, custom, duty, governmental fee, charge or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a)(i).

“Transaction Form 8-K” has the meaning set forth in Section 6.03.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 6.05.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Unadjusted Shares” means 185,714,286 shares of Acquiror Common Stock, representing the number of shares of Acquiror Common Stock (valued at Closing at $0.35 per share of Acquiror Common Stock) with an aggregate value equal to $65,000,000.00.

“Voting Agreement” means that certain Voting Agreement in substantially the form attached hereto as Exhibit C.

“Working Capital” means, with respect to the Company, the result (which may be a negative number) of (i) the current assets of the Company, as determined in accordance with GAAP, but excluding Closing Cash and income Tax assets, minus (ii) current liabilities of the Company, as determined in accordance with GAAP, but excluding income Tax liabilities, any Indebtedness and Company Transaction Expenses. Exhibit E sets forth an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Net Working Capital). Such illustrative calculation is included for reference purposes only and the Parties acknowledge and agree that it does not reflect the Parties’ agreement as to the final Working Capital reflected therein or the numbers for any particular line item.

“Written Consent” shall mean the written consent of the Company Stockholders containing the Company Stockholder Approval.

“Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been uploaded to the Datasite – Project Carver VDR (Datasite) no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished.

(h) References to “$” or “dollars” refer to lawful currency of the United States.

(i) Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(j) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Article II
THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware as of the Effective Time. Acquiror, the Company and the Merger Sub, respectively, shall each use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time.

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 12:01 a.m., Pacific Time, electronically through the exchange of documents via e-mail on February 15, 2023 (the “Closing Date”). Concurrently with the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04 Certificate of Incorporation and Bylaws of the Surviving Company.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to be in the form of certificate of incorporation of Merger Sub with references to “Starco Merger Sub I, Inc.” replaced by references to “Soylent Nutrition, Inc.”, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub with references to “Starco Merger Sub I, Inc.” replaced by references to “Soylent Nutrition, Inc.”, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.05 Company Closing Deliveries and Proceedings. Subject to the terms and conditions of this Agreement, at or prior to Closing, the Company has delivered or caused to be delivered to Acquiror (or in the case of clause (f) below, to the Company Common Stockholders):

(a) a statement (the “Estimated Closing Statement”) of: (i) the estimated amount of the Closing Working Capital (the “Estimated Closing Working Capital”), and the Estimated Closing Working Capital Surplus or the Estimated Closing Working Capital Deficiency, as the case may be, (ii) the estimated amount of the Closing Cash (the “Estimated Closing Cash”), (iii) the estimated amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the estimated amount of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (v) if any, the estimated amount of the Excess Company Transaction Expenses (the “Estimated Excess Company Transaction Expenses”), in each case, prepared in good faith based on the Company’s books and records and other available information, together with reasonable supporting detail and, in the case of the Estimated Closing Working Capital, in accordance with GAAP and the line items set forth in the sample Working Capital calculation set forth on Exhibit E; provided, that Acquiror shall be entitled to comment on the Estimated Closing Statement and the Company shall consider in good faith any such comments;

(b) a completed, updated Spreadsheet as of the Closing, which shall set forth, as of the Closing Date: (i) each Company Preferred Stockholder’s Ownership Allocation; (ii) the amount of each Company Preferred Stockholder’s portion of the Closing Merger Consideration, as applicable, based on any Letter of Transmittals received prior to such date; (iii) wire transfer instructions for each Company Preferred Stockholder for any payments due to such Person hereunder; provided, that the Exchange Agent, Acquiror and Merger Sub shall be entitled to conclusively rely on any information contained in the Spreadsheet;

(c) the certificates and other documents required to be delivered pursuant to Section 7.02;

(d) payoff letters in form and substance reasonably acceptable to Acquiror (including customary releases) from the holders of all Estimated Closing Indebtedness, confirming the total payment required to be made as of the Closing to repay in full such Estimated Closing Indebtedness with wire instructions for making such repayment;

(e) final invoices with respect to the Estimated Company Transaction Expenses and the wire instructions for paying the same along with a properly completed and duly executed IRS form W-9 for each recipient thereof if necessary;

(f) payment of the Pre-Closing Special Distribution to the Company Common Stockholders; and

(g) a complete and accurate copy of the “Project Carver” virtual data room hosted by Datasite as of two (2) Business Days prior to the date of this Agreement.

2.06 Acquiror Closing Deliveries and Proceedings. Subject to the terms and conditions of this Agreement, at or prior to the Closing:

(a) Acquiror and Merger Sub shall deliver or cause to be delivered (i) the documents required to be delivered pursuant to Section 7.03 and (ii) the Closing Merger Consideration to the Exchange Agent for the account and benefit of the Company Preferred Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Spreadsheet);

(b) Acquiror and Merger Sub shall cause the Hamilton Distribution to be delivered to Hamilton subject to, and in accordance with, the terms of the Amended Letter Agreement; and

(c) the Acquiror or Merger Sub shall pay or cause to be paid the Reimbursable Company Transaction Expenses to the applicable third parties in accordance with this Agreement and the final invoices delivered pursuant to Section 2.05(e).

2.07 Acquiror Closing Statement. Within sixty (60) days following the Closing Date, Acquiror shall cause the Company to prepare and deliver to Stockholder Representative (a) a consolidated balance sheet of the Company as of the Effective Time and (b) a statement (together, with the balance sheet, the “Acquiror Closing Statement”) setting forth Acquiror’s calculations as of the Effective Time of each of the following amounts: (i) the Closing Working Capital, (ii) the Closing Cash, (iii) the Closing Indebtedness, (iv) the Company Transaction Expenses, (v) the Reimbursable Company Transaction Expenses and (vi) if any, the Excess Company Transaction Expenses.

2.08 Disagreement and Resolution.

(a) During the Review Period, Acquiror shall provide Stockholder Representative and its representatives with reasonable access, during normal business hours upon reasonable advance notice and in such a manner as to not interfere with the normal conduct of each Group Company’s operations, to the Company’s accounting and other personnel and to the books and records of the Company to enable Stockholder Representative to determine the Closing Cash, Closing Indebtedness, Company Transaction Expenses, Reimbursable Company Transaction Expenses, Excess Company Transaction Expenses (if any) and Closing Working Capital and to evaluate the accuracy of the Acquiror Closing Statement. If Stockholder Representative disagrees with any portion of the Acquiror Closing Statement, then Stockholder Representative shall notify Acquiror in writing of such disagreement within the Review Period, which notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of each such disagreement. After the Review Period:

(i) Stockholder Representative may not introduce additional disagreements with respect to any item in the Acquiror Closing Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the parties and will be final and binding.

(ii) Acquiror and Stockholder Representative shall promptly endeavor in good faith to resolve any disagreements pertaining to the Acquiror Closing Statement; provided, however, if Acquiror and Stockholder Representative are unable to resolve all disagreements identified by Stockholder Representative pursuant to Section 2.08(a) (within thirty (30) days after delivery to Acquiror of written notice of such disagreements), then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Expert”). Acquiror and Stockholder Representative shall execute Accounting Expert’s standard engagement letter. During such thirty (30) day period, each side shall notify the other side of the Neutral Accounting Firm that such side proposes to be the Accounting Expert. Each party shall be permitted to submit the disputed amounts and a statement of reasons therefor to the Accounting Expert (which statement of reasons shall also be concurrently provided to the other party) within ten (10) days following the appointment of the Accounting Expert. Within five (5) days following receipt of a statement of reasons, the receiving party may present a responsive statement of reasons to the Accounting Expert (which responsive statement of reasons shall also be concurrently provided to the other party). No discovery will be permitted and no arbitration hearing will be held. The Accounting Expert shall only consider statement of reasons of the parties, and shall not conduct any independent review, in determining those items and amounts disputed by the parties, and the Accounting Expert shall consider only those items and amounts which are identified by the parties as being in dispute. No party shall have any ex-parte communication with the Accounting Expert relating to its services under or in connection with this Agreement or the Transactions. The Accounting Expert shall resolve the dispute by selecting either the position of Acquiror or Stockholder Representative (and may not propose or make any alternative position) as the position that is closest to the Accounting Expert’s determination and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Expert shall act as an expert and not as an arbitrator to determine any dispute contemplated by this Section 2.08(b). The Accounting Expert shall deliver to Acquiror and Stockholder Representative, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final, binding and non-appealable absent fraud or malfeasance. All fees of the Accounting Expert shall be allocated between Acquiror, on the one hand, and the Company Stockholders, on the other hand, such that the amount paid by the Company Stockholders bears the same proportion that the aggregate dollar amount unsuccessfully disputed by Stockholder Representative (on behalf of the Company Stockholders) bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Acquiror shall pay the balance. For purposes of illustration only, if the Net Adjustment Amount in favor of the Company Stockholders is proposed to be $1,000 by Stockholder Representative and $900 by Acquiror and such Net Adjustment Amount is ultimately determined by the Accounting Expert to be $960, then the Company Stockholders would bear forty percent (40%) of the fees of the Accounting Expert and Acquiror would bear sixty percent (60%), because the amount disputed was $100 and the amount unsuccessfully disputed by Stockholder Representative (on behalf of the Company Stockholders) was $40. Any fees of the Accounting Expert to be paid by the Company Stockholders (the “Company Accounting Expert Fees”) shall be borne by the Company Stockholders in accordance with each Company Stockholders’ Ownership Allocation; provided, however, that at the election of the Stockholder Representative, such Company Accounting Expert Fees may be funded from the Stockholder Representative Fund on behalf of the Company Stockholders, in which case Acquiror shall be reimbursed for such Company Accounting Expert Fees pursuant to Section 2.09(d)(iii).

(b) The final Closing Working Capital, final Closing Cash, final Closing Indebtedness, the final Company Transaction Expenses, and, if any, the final Excess Company Transaction Expenses, shall be (i) as stated in the Acquiror Closing Statement if Stockholder Representative fails to deliver a notice of disagreement during the Review Period or (ii) if Stockholder Representative delivers a notice of disagreement during the Review Period, (A) the respective amounts mutually agreed to in writing by Acquiror and Stockholder Representative or (B) if any disputed item is submitted for resolution to the Accounting Expert, the amount determined by the Accounting Expert computed using the items agreed to in writing by Stockholder Representative and Acquiror (i.e., items that are not disputed items) and the disputed items as resolved by the Accounting Expert.

2.09 Net Adjustment Amount.

(a) Closing Working Capital.

(i) If the Closing Working Capital, as finally determined in accordance with this Article II, is less than the Estimated Closing Working Capital, then Acquiror shall be entitled to collect an amount equal to such difference from the Holdback Amount in accordance with Section 2.09(e).

(ii) If the Closing Working Capital, as finally determined in accordance with this Article II, is more than the Estimated Closing Working Capital, then Acquiror shall pay to each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such difference in accordance with Section 2.09(e).

(b) Closing Cash.

(i) If the Closing Cash, as finally determined in accordance with this Article II, is less than the Estimated Closing Cash, then Acquiror shall be entitled to collect an amount equal to such difference from the Holdback Amount in accordance with Section 2.09(e).

(ii) If the Closing Cash, as finally determined in accordance with this Article II, is more than the Estimated Closing Cash, then Acquiror shall pay to each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such difference in accordance with Section 2.09(e).

(c) Closing Indebtedness.

(i) If the Closing Indebtedness, as finally determined in accordance with this Article II, is less than the Estimated Closing Indebtedness, then Acquiror shall pay to each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such difference in accordance with Section 2.09(e).

(ii) If the Closing Indebtedness, as finally determined in accordance with this Article II, is more than the Estimated Closing Indebtedness, then Acquiror shall be entitled to collect an amount equal to difference from the Holdback Amount in accordance with Section 2.09(e).

(d) Company Transaction Expenses and Company Accounting Expert Fees.

(i) If the Excess Company Transaction Expenses, as finally determined in accordance with this Article II, are less than the Estimated Excess Company Transaction Expenses, then Acquiror shall pay to each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such difference in accordance with Section 2.09(e).

(ii) If the Excess Company Transaction Expenses, as finally determined in accordance with this Article II, are more than the Estimated Excess Company Transaction Expenses, then Acquiror shall be entitled to collect from each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such difference in accordance with Section 2.09(e).

(iii) If the Company Accounting Expert Fees are paid from the Stockholder Representative Fund pursuant to Section 2.08(a)(ii), then Acquiror shall be entitled to collect from each Company Preferred Stockholder an amount equal to such Company Preferred Stockholder’s Ownership Allocation of such Company Accounting Expert Fee in accordance with Section 2.09(e).

(e) Aggregate True-Up. Any amounts owing and payable between Acquiror and Company Preferred Stockholders pursuant to any of Sections 2.08(b) and Sections 2.09(a), (b), (c) and (d) shall be set-off against any other amount or amounts owing and payable between such parties pursuant to such Sections, such that only a net amount (the “Net Adjustment Amount”) shall be paid as follows:

(i) If the Net Adjustment Amount is negative and, therefore, is payable to Acquiror and if the Net Adjustment Shares are less than the number of shares in the Holdback Amount (with the shares in the Holdback Amount being valued at $0.35 per share), then within five (5) Business Days of the Final Determination Date, (A) Acquiror shall issue to the Company Preferred Stockholders (in accordance with their respective Ownership Allocations), an amount of shares of Acquiror Common Stock equal to the difference of (I) the Holdback Amount minus (II) the Net Adjustment Shares and (B) the remaining portion of the Holdback Amount (if any) shall be released to the Acquiror and may then be used by the Acquiror for any purpose.

(ii) If the Net Adjustment Amount is negative and, therefore, is payable to Acquiror and if the Net Adjustment Shares are equal to or more than the number of shares in the Holdback Amount (with the shares in the Holdback Amount being valued at $0.35 per share), then the Holdback Amount will be deemed to be released in its entirety to Acquiror and may then be used by Acquiror for any purpose.

(iii) If the Net Adjustment Amount is positive and, therefore, is payable to Company Preferred Stockholders, then within five (5) Business Days of the Final Determination Date, (A) Acquiror shall issue to Company Preferred Stockholders (in accordance with their respective Ownership Allocations), an amount of shares of Acquiror Common Stock equal to the Net Adjustment Amount, valued for such purposes at $0.35 per share and (B) the Holdback Amount shall be released to the Company Preferred Stockholders in accordance with their Ownership Allocation.

(iv) Payment of the Net Adjustment Amount and/or Holdback Amount, if applicable, to the Company Preferred Stockholders shall be made by depositing such shares with the Exchange Agent for further distribution to the Company Preferred Stockholders.

(v) The parties shall treat the payment of the Net Adjustment Amount as an adjustment to the Final Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

2.10 Share Adjustment. On the first anniversary of the Closing (the “Adjustment Date”), if the trading price of Acquiror Common Stock at the close of trading on the trading day immediately prior to the Adjustment Date is less than $0.35 per share (the “Adjustment Trading Price”), then, as a purchase price adjustment, Acquiror shall issue to Company Preferred Stockholders (including, for such purposes, Stockholder Representative) (such issuance, if any, the “Share Adjustment”), at no additional cost, additional shares of Acquiror Common Stock based on the following formula:

(V/X) – C = Z

Where:

V = an amount equal to the sum of (i) the Closing Merger Consideration, plus (ii) the Holdback Amount, plus (iii) any positive Net Adjustment Amount, if any, minus (iv) any negative Net Adjustment Amount

X = the trading price of Acquiror Common Stock at the close of trading on the trading day immediately prior to the Adjustment Date

C = the aggregate number of shares of Acquiror Common Stock issued to the Company Preferred Stockholders under this Agreement as of immediately prior to the Adjustment Date (including, for such purposes, the Hamilton Distribution)

Z = the number of additional shares of Acquiror Common Stock to be issued to the Company Preferred Stockholders and Hamilton in respect of the Hamilton Distribution (the “Adjustment Shares”); provided, that, that Acquiror shall issue to the Company Preferred Stockholders that number of additional shares of Acquiror Common Stock (based on the Adjustment Trading Price) equal to the aggregate amount of all Tax liabilities (including with respect to the Adjustment Shares that are recharacterized as imputed interest for federal or any applicable state income tax purposes) incurred by the Company Preferred Stockholders as a result of the issuance of the Share Adjustment on the Adjustment Date, which amount shall be mutually determined by the Stockholder Representative and Acquiror acting in good faith; and (ii) provided, further, that the issuance of any Adjustment Shares to Hamilton in respect of the Hamilton Distribution shall be subject to and conditional upon payment in full of such amounts required to be paid by Hamilton or its Affiliates under the terms of the Amended Letter Agreement. For the avoidance of doubt, there will be no Share Adjustment in the event that X is equal to or greater than $0.35. The Share Adjustment, if any, will be treated as an adjustment to the Final Merger Consideration for Tax purposes, unless otherwise required by applicable Law. Notwithstanding anything to the contrary herein, in no event shall Hamilton be entitled to any Acquiror Common Stock in respect of the Hamilton Distribution and any Adjustment Shares with respect thereto unless Hamilton or its Affiliates pay or cause to be paid the applicable amounts described in the Amended Letter Agreement subject to and in accordance with the terms thereof. Any Adjustment Shares to be issued to Hamilton under this Section 2.10 shall be issued in a manner that complies with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5)(iv).

2.11 Directors and Officers.

(a) The Company shall take all necessary actions prior to the Effective Time such that each current director of the Company shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time). Effective as of immediately following the Effective Time, each person set forth on Schedule 2.11(a) shall be appointed to the Board of Directors of the Surviving Company, and, as of such time, shall be the only directors of the Surviving Company. Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b) At the Effective Time, the persons listed on Schedule 2.11(b) shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed in the manner provided in the bylaws of the Surviving Company and otherwise in accordance with applicable Law.

Article III
EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. At the Effective Time, without any action on the part of Acquiror, Merger Sub, the Company, any Company Stockholders or any holder of Company Convertible Securities:

(a) Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (except for the shares to be canceled pursuant to Section 3.01(c) and Dissenting Shares), shall thereupon be cancelled and automatically converted into and deemed for all purposes to represent only the right to receive (i) a number of shares of Acquiror Common Stock equal to one multiplied by the Merger Consideration Exchange Ratio at the Effective Time, plus (ii) a contingent right to receive a portion of any (x) Net Adjustment Shares in respect of any positive Net Adjustment Amount (if any) in accordance with Section 2.09, (y) disbursement of Acquiror Shares from the Holdback Amount (if any) in accordance with Section 2.09 and (z) Adjustment Shares (if any) in accordance with Section 2.10 (collectively, the “Contingent Consideration”). As of the Effective Time, the Company Preferred Shares shall no longer be outstanding and shall cease to exist and each former holder of the Company Preferred Shares shall cease to have any rights with respect thereto other than the right to receive the foregoing consideration.

(b) Each Company Common Share (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall thereupon be cancelled for no consideration (as a result of $0 of the Final Merger Consideration being allocable to the Company Common Shares). As of the Effective Time, the Company Common Shares shall no longer be outstanding and shall cease to exist and each former holder of the Company Common Shares shall cease to have any rights with respect thereto.

(c) Each share of treasury stock of the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and such share shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

3.02 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and anyone acting on their behalf shall be entitled to deduct and withhold from the payment of the Final Merger Consideration or any other payments payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to and the making of any such payment under any applicable Law, through the withholding of an applicable number of shares of Acquiror Common Stock. Except for withholding on compensatory payments made in connection with this transaction contemplated by this Agreement, in the event Acquiror, Merger Sub, the Company, the Surviving Company and anyone acting on their behalf reasonably determines that it is so required to deduct or withhold an amount for, or on account of, any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, the Acquiror, Merger Sub, the Company, the Surviving Company and anyone acting on their behalf shall provide at least five (5) days’ prior written notice the Stockholder Representative of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding. Any sum which is withheld as permitted by this Section 3.02 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

3.03 Treatment of Convertible Securities.

(a) Each Company Warrant issued and outstanding as of immediately prior to the Effective Time, shall be net exercised as of immediately prior to the Effective Time for a number of Company Common Shares, as applicable, in accordance with its terms and shall thereupon automatically be cancelled, extinguished and retired and cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to receipt of the Company Common Shares into which such Company Warrants are exchanged immediately prior to the Effective Time (and for the avoidance of doubt such Company Common Shares shall be subsequently canceled as of the Effective Time in accordance with Section 3.01(b)).

(b) Each Company Convertible Security (whether vested or unvested) (other than the Company Warrants and Preferred Shares) issued and outstanding as of immediately prior to the Effective Time shall automatically be cancelled for no consideration (as $0 of the Final Merger Consideration is allocable to the Company Convertible Securities under the Company’s Second Amended and Restated Charter), effective as of the Effective Time and the holder of each such Company Convertible Security shall cease to have any rights with respect thereto.

(c) The Company represents and warrants to Acquiror that it has taken all necessary and appropriate action such that (i) as of immediately prior to the Effective Time, the Company’s 2014 Stock Plan (the “Stock Plan”) and all options to purchase any Company Stock issued by the Company (the “Options”) shall terminate as of the Closing and be of no further force and effect in accordance with the Stock Plan (and/or other applicable agreement), including delivering all required notices, if any, and (ii) following the Closing, none of the Company, Acquiror, or any of their respective Affiliates shall have any liability with respect to the Stock Plan or any award thereunder including the Options or the termination of the Options or the Stock Plan in accordance with this Section 3.03(c).

(d) Any payments to be made under this Section 3.03 to any Person shall be made to the most recent account on file in the books and records of the Company for such Person (as such payment information may be updated by the Stockholder Representative from time to time).

3.04 Surrender and Payment.

(a) Acquiror has entered into the Exchange Agent Agreement with CompuShare (the “Exchange Agent”) to act as the exchange agent in the Merger. The Exchange Agent has established an electronic portal to facilitate the electronic submission of documents by Company Preferred Stockholders. The Exchange Agent shall send to each holder of record of Company Stock entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.01 a letter of transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Company Stock, in physical or electronic form, as the case may be (the “Certificates”), to the extent any such Company Stock is represented by a Certificate, in exchange for the right to receive the applicable portion of Closing Merger Consideration payable to such holder. The Exchange Agent shall (A) at or promptly following the Effective Time, issue to each holder of record of Company Preferred Stock entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.01 that has delivered a Certificate (only to the extent such Company Preferred Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith) at least three (3) Business Days prior to the Closing Date, the portion of the Closing Merger Consideration with respect to such Certificate (or any Company Preferred Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled; and (B) following the Effective Time, with respect to any holder of record of Company Proffered Stock entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.01 that did not receive such portion of the Closing Merger Consideration pursuant to the preceding clause (A), no later than three (3) Business Days after receipt of a Certificate (only to the extent such Company Preferred Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any customary tax forms that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate (or any Company Stock not represented by a Certificate) the portion of the Transaction Consideration with respect to such Certificate (or any Company Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled. The Exchange Agent shall deliver the portion of the Closing Merger Consideration into which such Company Preferred Shares have been converted pursuant to Section 3.01(a) (after giving effect to Section 3.01(c)) and Section 3.01(a), respectively, in accordance with the Ownership Allocation as set forth in the Spreadsheet, electronically through book entry-delivery or, upon the written request of any Company Preferred Stockholder, in the form of an original stock certificate to the address set forth in such Company Preferred Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any portion of the Closing Merger Consideration payable upon surrender of any Certificate (or any Company Stock not represented by a Certificate). Until so surrendered, each outstanding Certificate (or any Company Stock not represented by a Certificate) that prior to the Effective Time represented shares of Company Stock (other than for the shares to be canceled pursuant to Section 3.01(c) and Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Closing Merger Consideration. If after the Effective Time, any Certificate (or any Company Stock not represented by a Certificate) is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 3.04(a).

(b) No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or Company Stock not represented by a Certificate) with respect to the Acquiror Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate (or Company Stock not represented by a Certificate) until the holder of such Certificate (or Company Stock not represented by a Certificate) shall surrender such Certificate (or Company Stock not represented by a Certificate). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate (or Company Stock not represented by a Certificate), there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

(c) Any portion of the Final Merger Consideration remaining unclaimed by the Company Preferred Stockholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity, in form and substance approved by the Company and the Exchange Agent, by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Closing Merger Consideration to be paid in respect of the Company Stock formerly represented by such Certificate in accordance with this Agreement.

(e) Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Acquiror Common Stock will be issued to any of the Company Preferred Stockholders in connection with payment of the Final Merger Consideration, and to the extent a fractional share of Acquiror Common Stock would have been issuable to a Company Preferred Stockholder as part of the Final Merger Consideration, Acquiror shall issue a number of shares of Acquiror Common Stock rounded to the nearest whole number of shares of Acquiror Common Stock to such Company Preferred Stockholder with respect to each such payment.

3.05 Equitable Adjustments. Without limiting the other provisions of this Agreement, if at any time after the Effective Time, any change in the outstanding shares of capital stock of Acquiror shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the calculation of the number of Adjustment Shares (if any) to be issued to the Company Preferred Stockholders in accordance with Section 2.10, as well as the attributed price of $0.35 per share (as may have been adjusted previously pursuant to this Section 3.05), shall be appropriately adjusted to reflect such change.

3.06 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and board of directors of the Surviving Company will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

3.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of or consented to the adoption of this Agreement and who is entitled to demand and has properly demanded appraisal for such Company Stock in accordance with the DGCL, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (such Company Stock, “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive a portion of the Closing Merger Consideration and, instead, shall be entitled to only those rights as set forth in the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal under the DGCL, with respect to any Dissenting Shares, upon surrender of the certificate(s) representing such Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Closing Merger Consideration, if any, to which such Company Stock is entitled pursuant to Section 3.01, without interest. Acquiror shall direct all negotiations and proceedings with respect to the exercise of such appraisal rights under the DGCL.

3.08 Non-Accredited Stockholders. Notwithstanding anything to the contrary in Section 3.01 or otherwise in this Agreement, in no event shall Acquiror issue (or be obligated to issue) any shares of Acquiror Common Stock to any Company Stockholder that is not an Accredited Stockholder (any such Company Stockholder, a “Non-Accredited Stockholder”). As a condition to each Company Preferred Stockholder’s receipt of its Allocable Portion of the Closing Merger Consideration and any Contingent Consideration due hereunder, each such Company Preferred Stockholder will be required to complete the accredited investor questionnaire attached to the Letter of Transmittal certifying as to their status as an Accredited Stockholder.

3.09 Exemption from Registration; Rule 144 Acquiror and the Company intend that the shares of Acquiror Common Stock to be issued pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder. The shares of Acquiror Common Stock to be issued pursuant to this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either Acquiror receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to Acquiror, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates, if any, representing such shares of Acquiror Common Stock will bear an appropriate legend and restriction on the books of the Acquiror’s transfer agent to that effect.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror and Merger Sub as of the date hereof and as of the Closing as follows:

4.01 Organization and Qualifications. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. True, correct and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended to date (together, “Organizational Documents”), of the Company have been made available to Acquiror.

4.02 Due Authorization.

(a) The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(c) The Company Board has (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL, the Company’s Organizational Documents and the Company’s shareholders’ agreements, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption and the Transactions, including the Merger, be submitted to the Company Stockholders for approval (in each case, including by the Company Stockholder Approval), and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement and approve the transactions contemplated hereby and thereby, including the Merger (collectively, the “Company Board Recommendation”). The Company Shareholder Approval has been obtained.

4.03 No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) conflict with or result in a violation or breach of, or default under, any Organizational Documents of the Company, as the same may be amended from time to time; (ii) conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company; (iii) except as set forth on Schedule 4.03, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), or any Permit to which the Company is a party or by which it or its assets or properties may be bound or affected or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

4.04 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and (c) as otherwise set forth on Schedule 4.04.

4.05 Capitalization.

(a) Schedule 4.05(a) sets forth, as of the date hereof, a true, correct and complete list of (i) the authorized capital stock of the Company, (ii) the number, class and series of Company Stock owned by each Company Stockholder, together with the name of each registered holder thereof and (iii) all holders of outstanding Company Convertible Securities, including the number of Company Common Shares subject to each such Company Convertible Securities, the grant date, the type of Company Convertible Security (including either incentive stock option or nonqualified stock option), and the exercise price for such Company Convertible Security, the extent to which such Company Convertible Security is vested and exercisable and the date on which such Company Convertible Security expires. All of the issued and outstanding Company Common Shares, Company Preferred Shares and Company Convertible Securities (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Laws, and (iii) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights the Company’s Organizational Documents or any Contract to which the Company is a party. Except as set forth on Schedule 4.05(a), as of the date hereof, there are no other Company common shares, preferred shares, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding. Each Option or other stock right of the Company (as defined in Section 409A of the Code) (i) is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) and (ii) has an exercise price that is at least equal to fair market value of the underlying shares of a Company Common Share as of the date of grant. The Company has provided or made available to Acquiror (or Acquiror’s representatives) true and complete copies of the standard form of convertible security agreement, including option agreement and any stock option agreements that materially differ from such standard form. The Company has no Subsidiaries and does not own any ownership interest in any other Person. Since December 31, 2022, the Dissolved Subsidiaries have not conducted any business.

(b) Except for the Company Preferred Shares and the Company Convertible Securities, there are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Company Common Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.

(c) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance in all material respects with the Company’s Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance in all material respects with applicable Law.

4.06 Financial Statements

(a) Schedule 4.06(a) sets forth the Company’s (i) audited financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2021, and the related consolidated statements of income for the twelve (12) month period then ended (the “Year-End Financial Statements”) and (ii) the unaudited financial statements consisting of the consolidated balance sheet of the Company as of December 31, 2022 (the “Interim Balance Sheet Date”) and the related consolidated statements of income for the twelve-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and, the case of the Interim Financial Statements, subject to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintained a standard system of accounting established and administered in accordance with GAAP. The Financial Statements meet the requirements of Regulation S-X for inclusion in filings under the Securities Act and the Exchange Act.

(c) (i) All representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loan were accurate, true and correct in all material respects when made, and (ii) the Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the PPP.

4.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) specifically reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of the Company (none of which relate to or arise from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

4.08 Litigation and Actions.

(a) There are no pending or, to the Knowledge of the Company, threatened, Actions against the Company, or otherwise affecting the Company or their assets or against any of the officers or directors of the Company for or against any of the officers on directors of the Company in their capacity as such, in each case which would reasonably be expected to result in Liabilities to the Company in excess of $100,000 and (b) neither the Company nor any property, asset or business of the Company is subject to any material Governmental Order, or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority.

4.09 Compliance with Laws.

(a) The Company is now, and for the past three (3) years has been, in compliance in all material respects with all Laws (including any regulatory or licensing requirements in respect of insurance) and Governmental Orders applicable to it and its Business.

(b) (i) The Company and, to the Knowledge of the Company, their respective officers, directors, employees, agents, and representatives, in each case, acting on behalf of the Company, are currently, and since January 1, 2018 have been, in compliance with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) the Company is not engaging in any activities that would reasonably be expected to result in a violation of U.S. Trade Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.

(c) The Company is not, and for the past three (3) yeas has not been, the subject of any voluntary or involuntary bankruptcy proceeding.

4.10 Intellectual Property.

(a) Schedule 4.10(a) lists all the material Company IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the material Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities or authorized registrars, as applicable, and all material Company IP Registrations are otherwise in good standing.

(b) Schedule 4.10(b) lists all Company IP Agreements in effect as of the date hereof that are (i) material licenses of Owned Intellectual Property granted to a third party other than nonexclusive licenses in the ordinary course of business, and (ii) licenses of Intellectual Property granted by a third party that are material to the Company, other than nonexclusive, commercially available Software licenses. Each Company IP Agreement set forth on Schedule 4.10(b) is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid, binding and enforceable on the Company and to the Knowledge of the Company, each other party thereto in accordance with its terms and is in full force and effect. To the Knowledge of the Company, no other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any such Company IP Agreement.

(c) Except as set forth in Schedule 4.10(c), the Company owns or otherwise has rights in and to the material Owned Intellectual Property, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee who has created material Intellectual Property for the Company, and with every current and former independent contractor who has created material Intellectual Property for the Company, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in such Owned Intellectual Property.

(d) The Company’s rights in the Company Intellectual Property are subsisting and, to the Knowledge of the Company, the Company IP Registrations, other than pending applications, are valid and enforceable. The Company has taken commercially reasonable steps, taking into account the size and complexity of the Company, to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.

(e) In the last three (3) years, (i) the conduct of the Business, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect; provided, however, that solely with respect to patents the foregoing representation is made to the Knowledge of the Company, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property in any material respect.

(f) There are no Actions (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company’s rights with respect to any Owned Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Intellectual Property. To the Knowledge of the Company, the Company is not subject to any Governmental Order that does or would restrict or impair the use of any Owned Intellectual Property.

4.11 Software and IT.

(a) The Company’s Systems are reasonably sufficient and in sufficiently good working condition in all material respects for the current needs of the Business, including as to capacity, and ability to process current peak volumes in a timely manner, and to the Knowledge of the Company, are free from viruses, worms, time bombs, key locks, malware and other corruptants.

(b) In the last three (3) years, to the Knowledge of the Company, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company’s Systems, that has caused any: (i) material disruption of or interruption in the conduct of the Business; (ii) substantial loss, destruction, damage or harm of the Company or any of their Business or operations, personnel, property or other assets; or (iii) material Liability of any kind to the Company or its Business or the legal obligation to notify any Person. The Company taken commercially reasonable actions, taking into account the size and complexity of the Company, to protect the integrity, security and continuous operation of the Company’s Systems and the confidential data and other confidential information stored thereon or processed thereby.

(c) The Company maintains reasonable, taking into account the size and complexity of the Company, back-up and data recovery, disaster recovery and business continuity plans and procedures, and, to the Knowledge of the Company, act in material compliance therewith.

4.12 Material Contracts; No Defaults.

(a) Schedule 4.12 sets forth a true, complete and accurate list of all of the following Contracts (including a description of the terms of any oral Contracts) to which the Company is a party or by which it or its properties, rights or assets is bound, as of the date hereof (such Contracts, together with all Contracts disclosed in Schedule 4.10(b), and all Contracts falling into the following categories whether or not disclosed on Schedule 4.12, being “Material Contracts”):

(i) Contracts for the sale or purchase of any of products or services of the Company with the top ten (10) customers and top ten (10) vendors, in each case, based on the aggregate dollar value paid to or received from such counterparty during calendar year 2020, calendar year 2021, calendar year 2022 or that are expected to involve more than such amount in calendar year 2023;

(ii) Contracts for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or similar right;

(iii) Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;

(iv) Contracts containing covenants obligating the Company not to compete or engage in any line of business or with any Person in any geographical area;

(v) Contracts containing covenants obligating the Company not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition or disposition by the Company (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets, in each case if entered into in the past three (3) years, or under which any Liabilities remain outstanding;

(vii) Contracts evidencing Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(viii) any material Contract under which the Company is required to provide a guarantee of obligations of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(ix) any Contract under which the Company has advanced or loaned any amount to any of its managers, directors or officers in the past three (3) years and such advance or loan remains outstanding;

(x) any Contract between the Company, on the one hand, and any of their respective directors or officers, on the other hand;

(xi) Contracts with independent contractors or consultants that require annual cash payments in excess of $100,000 to which the Company is a party and which are not cancellable without penalty (including any termination payment) or without more than thirty (30) days’ notice;

(xii) collective bargaining or similar labor agreements;

(xiii) any Contract with a Governmental Authority;

(xiv) any Contract under which the Company is obligated to make any capital commitment or expenditure in excess of $75,000 individually or $175,000 in the aggregate, during any twelve (12)-month period;

(xv) any Contract that provides for any payments, rights or obligations that are conditioned, in whole or in part, on a change of control with respect to the Company;

(xvi) any Contract that limits or purports to limit the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock of the Company or the incurrence of indebtedness for borrowed money or guarantees by the Company or the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;

(xvii) any Company Affiliate Agreement; and

(xviii) Contracts with all athletes, brand ambassadors and celebrities.

(b) Each Material Contract is valid, binding and enforceable on the Company and to the Knowledge of the Company, each other party thereto in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States or otherwise covers any employee or other individual service provider of the Company who resides or works outside of the United States on behalf of the Company.

(b) As applicable with respect to the material Benefit Plans, the Company has made available to Acquiror, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the three (3) most recently filed annual reports (Form 5500) and all schedules thereto, (v) the most recent summary annual reports, financial statements and trustee reports, (vi) all related trust agreements, insurance contracts or other funding vehicles, (vii) any employee handbooks or other material written employee benefits summaries relating to any Benefit Plan, (viii) any actuarial valuations and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years, (ix) for any Benefit Plan for which nondiscrimination testing is required by applicable Law, the nondiscrimination tests performed under the Code with respect to each such Benefit Plan for the past three (3) years, (x) all contracts and third party service agreements relating to each Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements, and (xi) all material communications between the Company or any ERISA Affiliate on the one hand, and any Governmental Authority on the other hand, during the last three (3) years concerning IRS or DOL audits or investigations by any Governmental Authority.

(c) The Company is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the Knowledge of the Company, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Benefit Plan or related trust.

(d) The Company has not incurred (whether or not assessed) or is reasonably likely to be subject to any material Tax penalty or other liability under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, including under Section 4980H of the Code or with respect to the reporting requirements under Section 6055 or Section 6056 of the Code.

(e) All payments under the Benefit Plans that have become due have been made, in all material respects, on a timely basis.

(f) Neither the Company, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the Transactions, will engage in, any transaction with respect to any Benefit Plan which would reasonably be likely to subject any such Benefit Plan, any Merger Sub, the Surviving Company or Acquiror or any of its Affiliates to any material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to) or incurred any Liability in respect of, and no Benefit Plan is, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a multiple employer plan as described in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) any other program, plan or arrangement in the nature of a pension plan or otherwise providing for post retirement payments and/or benefits to any current or former employee, director or consultant of the Company or any Affiliate thereof. No event or condition has occurred in connection with which the Company or any ERISA Affiliate thereof could be reasonably likely to be subject to any liability (including any material fine, penalty, or excise tax) or Lien with respect to any Benefit Plan under ERISA, the Code or any other applicable Law or under any agreement or arrangement pursuant to or under which the Company or any ERISA Affiliate thereof is required to indemnify any Person against such liability or have any join and several liability.

(h) The Company does not contribute to, is required to contribute to, or has incurred any withdrawal liability (whether complete or partial), within the meaning of Section 4201 of ERISA, to any multiemployer plan, including on account of an ERISA Affiliate.

(i) No Benefit Plan provides retiree or post-employment welfare benefits, including death, insurance or medical benefits, beyond termination of service or retirement, other than coverage mandated by Law and at the sole cost of the applicable retiree or employee.

(j) Except as set forth in Schedule 4.13(j), the execution and performance of this Agreement and the consummation of the Transactions will not, either alone or together with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, or individual independent contractor of the Company, (ii) increase any amount of compensation or benefits otherwise payable to any such current or former employee, director, officer, or individual independent contractor of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits, (iv) require any contributions or payments to fund any obligations under any Benefit Plan, or (v) result in, from or with respect to any Benefit Plan, to any current or former employee, director, officer or individual independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, the payment of any “excess parachute payment” under Section 280G of the Code. No such current or former employee, director, officer or independent contractor of the Company has any “gross up” or indemnification agreements or other assurance of reimbursement for any Taxes under Section 409A or Section 4999 of the Code.

(k) There are no pending, or to the Knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Benefit Plan and no pending, or to the Knowledge of the Company, threatened material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Knowledge of the Company, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) No Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code.

(m) Neither the Company nor any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). Neither the Company nor any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

(n) No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(o) No events have occurred and no circumstances exist, including events and/or circumstances related to COVID-19, that have interfered in any material respect with the continuous operation and administration of the Benefit Plans. The Company has not taken any action in connection with events and/or circumstances related to COVID-19 with respect to any Benefit Plan or the compensation or benefits of any employee that was not in the ordinary course of business.

4.14 Labor Matters.

(a) The Company is not: (i) a party to or otherwise bound by any collective bargaining agreement; (ii) a party to, or to the Knowledge of the Company, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which the Company is or would be a party. In the last three (3) years, the Company has not experienced any strike, lockout, slowdown or work stoppage, nor, to the Knowledge of the Company, is any such action threatened. To the Knowledge of the Company, there is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or union organizing activity by or for the benefit of the employees of the Company.

(b) The Company is , and has for the last three (3) years has been, in compliance in all material respects with all applicable Laws, including all applicable state Laws, respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime, employee and independent contractor classification, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), affirmative action, unemployment insurance, plant closures and layoffs (including the WARN Act), and employee privacy. Except as set forth in Schedule 4.14(b), there are no pending or, to the Knowledge of the Company, threatened, claims against the Company on account of any labor or employment matter or action.

(c) Except as set forth in Schedule 4.14(c), the employment of each employee of the Company is terminable at will and no employee is entitled to severance pay, change in control payments, retention bonus, transaction bonus, or other severance benefits following termination or resignation, except as otherwise provided by applicable Law.

(d) Schedule 4.14(d) accurately sets forth as of the date of this Agreement, by the Company, with respect to each current employee of the Company (including any employee who is on a leave of absence, furlough or on layoff status): (i) job title and date of hire; (ii) annualized base compensation, target bonus, commissions, or annual incentive opportunity, and all bonuses or other incentive compensation paid to such employee for 2021 and 2022; (iii) primary work location, and (iv) status as “exempt” or “nonexempt” for purposes of payment of overtime.

(e) All current employees of the Company are properly classified as exempt or nonexempt under all applicable Laws. Any person currently or formerly performing services for the Company as an independent contractor during the past three (3) years has been properly so classified under all applicable Laws.

(f) The Company is and, for the past three (3) years, has been in strict compliance with the requirements of the Immigration Reform Control Act of 1986 and the obligations to complete and maintain Form I-9s to the extent required by applicable Laws.

(g) For the prior three (3) years, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass layoff” (as defined in the WARN Act) and the Company has not consummated any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign applicable Law.

(h) In the prior three (3) years, the Company has not been party to a settlement agreement with a current or former officer or employee resolving allegations of sexual harassment by either (i) an officer of the Company; or (ii) an employee of the Company. There are no, and in the prior three (3) years there have been not been any, allegations of sexual harassment by or against any current or former director, officer or employee of the Company.

(i) The Company (i) is and at all relevant times has been in compliance in all material respects with COVID-19 related safety and health Laws issued and enforced by the Occupational Safety and Health Administration, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (ii) to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Company has taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed.

(j) Schedule 4.14(j) sets forth a complete and correct list of all Contracts with annual payments in the aggregate of over $200,000 to which the Company is a party or by which it is bound providing for the employment of any individual and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”).

4.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b) All income and other material Taxes (whether or not shown to be due and owing on any Tax Returns of the Company) owed by the Company have been timely paid.

(c) The Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and (iii) complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(d) The Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e) No audit, actions, claims, inquiries, examinations, investigations, proposed adjustments, assessment administrative or judicial proceeding with regard to Taxes or the Tax Return of the Company are currently being conducted, pending or threatened in writing. Neither the Company has received any written notice from a Governmental Authority of a proposed deficiency or assessments of Taxes, other than any such deficiencies or assessments that have since been resolved. No written claim or inquiry has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction, which inquiry or claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company, and no written request for any such waiver or extension is currently pending.

(f) The Company (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law) or otherwise; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(i) There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(j) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). The Company does not have liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(k) No closing agreement, offer in compromise, private letter ruling, technical advice memoranda or any other similar agreement or ruling have been requested, entered into or issued by any Governmental Authority with respect to the Taxes of the Company.

(l) No power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

(m) The Company (i) does not have an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) is not a “controlled foreign corporation” within the meaning of Section 957 of the Code, (iv) does not have a permanent establishment (within the meaning of an applicable Tax treaty or convention) or an office or fixed place of business, or otherwise been subject to taxation, in any country other than the country in which it is organized.

(n) The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(o) The Company is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes) (“Tax Agreements”).

(p) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(q) All transactions between the Company and its Affiliates have been, and currently are, on arm’s length terms in compliance with Section 482 of the Code in all material respects.

(r) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s) The Company is not a party to any joint venture, partnership, limited liability company or other arrangement or contract that would reasonably be treated as a partnership for U.S. federal income tax purposes.

(t) The charges, accruals and reserves for Taxes on the financial statements are adequate to cover the Tax liabilities of the Company, and no Taxes outside the ordinary course of business will be incurred between the last day of the time period covered by the most recent financial statement and the Closing Date.

(u) The Company has not (i) deferred any payment pursuant to the CARES Act, the Coronavirus Response and Relief Supplemental Appropriation Act of 2021, IRS Notice 2020-65, or IRS Notice 2021-11 (or any similar provision of federal, state, local or foreign Law), including with respect to deferred amounts required for social security, unemployment insurance or withholding Taxes to any Governmental Authority or (ii) obtained (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought or intend to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, the Company has properly complied in all material respects with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act (or any similar provision of state or local law).

4.16 Brokers’ Fees. Except for Rowkay Consulting LLC, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company or any of its Affiliates for which the Company has any obligation.

4.17 Insurance. Schedule 4.17 contains a true, complete and correct list of all material policies and contracts currently in effect for insurance of which the Company is the owner, insured or beneficiary or which has been bound by the Company to cover any of the assets of the Company as of the date hereof (the “Insurance Policies”), copies of which have been made available to Acquiror. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and the Company is not currently in receipt of any written notice of cancellation or non-renewal thereunder. There is no ongoing default by the Company with respect to any provision contained in any Insurance Policy. There are no outstanding claims under the Insurance Policies; there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; and, since January 1, 2022, no written notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received.

4.18 Real Property; Assets. The Company does not owns or lease (either as lessor or lessee) any real property. The Company is not is a party to any agreement or option to purchase or occupy any real property or material interest therein.

4.19 FDA; Product Liability.

(a) Except as set forth in Schedule 4.19 and except as would not reasonably be expected to be material to the Company (and to the Knowledge of the Company, each of its suppliers) is in compliance with all applicable Laws (including the California Safe Drinking Water and Toxic Enforcement Act of 1986) relating to food safety of its Products. There has been no material untrue statement of fact and no fraudulent statement made by the Company or its agent or representative to the FDA or any other Governmental Authority and no failure to disclose any material fact required to be disclosed to the FDA or any other Regulatory Agency.

(b) Schedule 4.19 sets forth an accurate, correct and complete list and summary description of all existing Liabilities arising from or, to the Knowledge of the Company, alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product during the preceding three years. The Company has no Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future Action, claim or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product. No product liability claims relating to the Products involving amounts in excess of $50,000 have occurred or been threatened in writing within the past three years.

(c) There is no, and within the past three years there has been no notice of violation or Action pending or, to the Company’s Knowledge, threatened by the FDA (or state or local equivalent), the Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, any state office of the attorney general or other bodies that regulate the Company’s business and operations any other Governmental Authority or any other Person (including any distributor or wholesaler) with respect to the Company’s business practices or Products. In the past three years, there has been no recall or Product destruction (including any voluntary recalls or destructions), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Products, including any action taken by the Company with respect to any Products. To the Company’s Knowledge, (i) none of the co-manufacturers, assemblers or food service distributors that produce, receive, assemble or distribute any of the Products are subject (or have been subject during the period of the Company’s business relationship with such Person) to any such Action with respect to any Products, and (ii) there is presently no reasonable basis for any such Action with respect to any Products or that would reasonably be expected to cause the Company to recall, withdraw or suspend any of the Products from the market or to cease further distribution or marketing of such Products. To the Company’s Knowledge, no Governmental Authority has prohibited any product or process from being marketed or used in the jurisdictions in which the Company conducts business that is substantially similar to any Product or to a process used for making, handling or distributing any such Products. Except as set forth on Schedule 4.19, neither the Company nor Seller has received any written information or report from the FDA or any other Governmental Authority responsible for regulating food products or alcoholic beverages, indicating that any of the Products is unsafe or unsuitable for its intended use.

4.20 Absence of Changes.

(a) Since December 31, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) Since the Interim Balance Sheet Date through the date of this Agreement, except (A) as expressly contemplated or permitted by this Agreement or (B) as set forth on Schedule 4.20, (1) the Company has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practices and (2) the Company has not taken any of the following actions:

(i) amendment or modification of, or change to, the Organizational Documents of the Company;

(ii) split, combination, recapitalization or reclassification of any shares of its capital stock (or other equity security);

(iii) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of the Company except pursuant to Company Convertible Securities upon exercise of a Company Option outstanding as of the date hereof in accordance with its terms;

(iv) making, declaration or payment of any dividends or distributions (whether in cash, stock or otherwise) on or in respect of any of its capital stock (or other equity security); redemption, purchase or acquisition of its capital stock;

(v) material change in the Company’s cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, payment and prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Laws and regulations;

(vii) material adverse change to the Company’s privacy policy or to the security of the Company’ Systems, except as required by applicable Law;

(viii) incurrence, assumption or guarantee of any indebtedness for borrowed money by the Company except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) transfer, assignment, sale or other disposition of any tangible or intangible asset shown or reflected in the balance sheet, other than sales of inventory in the ordinary course of business consistent with past practice, or cancellation of any debts;

(x) transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any material Owned Intellectual Property;

(xi) capital investment in, or any loan to, any other Person;

(xii) other than in the ordinary course of business consistent with past practice, entry into, acceleration, termination (excluding any expiration in accordance with its terms), material modification to or cancellation of any Material Contract or Company IP Agreement or waiver or release of any material rights, claims or benefits under any Material Contract or Company IP Agreement;

(xiii) capital expenditure in excess of $100,000 of the amounts set forth in the capital expenditure budget made available to the Acquiror;

(xiv) imposition of any material Lien (other than Permitted Liens) upon any of the Company’s properties, capital stock or assets, tangible or intangible;

(xv) except for the Amended Letter Agreement or as required by applicable Law or the terms of a Benefit Plan in effect as of the date hereof and other than in the ordinary course of business and consistent with past practice (A) increase in the compensation or benefits payable under any Benefit Plan to or in respect of any current or former employee, officer, director, individual independent contractor or individual consultant of the Company, (B) establishment, adoption, entry into, amendment, modification, termination or taking any action to accelerate rights under any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof, (C) acceleration of the vesting, settlement or payment (or otherwise fund or secure any payment or settlement) of any compensation or benefit for any current or former employee, officer, director, individual independent contractor or individual consultant, (D) grant or provision of any severance or termination payments or benefits to any current or former employee, officer, director, individual independent contractor or individual consultant or increase the amount payable in respect of any such payments or benefits, (E) entry into any new Contract to provide employment of any individual and any such Contracts that provides for severance, retention, change in control, transaction bonus or other similar payments to such individuals, or (F) hiring or termination of the employment of (other than for “cause”), any officer, employee, individual independent contractor or individual consultant of the Company;

(xvi) establishment, adoption, amendment, modification or termination of any collective bargaining agreement;

(xvii) adverse employment action (including layoffs, furloughs, wage reductions or deferrals) in respect of any officer, employee or individual independent contractor’s service, compensation or benefits that would create a Material Adverse Effect.

(xviii) any loan or advance to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees or any Affiliate or family member thereof, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders or current or former directors or officers or any Affiliate or family member thereof;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xx) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $75,000 individually or $175,000 in the aggregate, except for purchases or leases of inventory, services and supplies in the ordinary course of business consistent with past practice;

(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii) action by the Company to make, change or rescind any Tax election, amend any Tax Return or file refund claim with respect to Tax, settle or compromise any claim, investigation, audit, controversy or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, surrender any right to claim a Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim, investigation, audit, controversy or assessment, enter into any power of attorney with respect to Taxes, or take any action, omit to take any action or enter into any other transaction that, in each case, (A) is outside of the ordinary course of business or inconsistent with the Company’s past practices and (B) would reasonably be expected to have the effect of materially increasing the Tax liability of Acquiror or any Subsidiary;

(xxiv) payment, discharge, compromise, waiver, release, assignment or settlement of any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company (A) involving payments in excess of $75,000 in any single instance or in excess of $175,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of the Company, (C) by any of the Company Stockholders or their Affiliates, or (D) which relates to the transactions contemplated by this Agreement;

(xxv) entry into, renewal, modification or amendment of any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(xxvi) voluntary failure to maintain, cancellation of or material change in coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties; or

(xxvii) authorization of, or commitments or agreements to do, any of the foregoing.

4.21 Affiliate Agreements. Except as set forth on Schedule 4.21, Company is not is a party to any transaction or Contract with any (i) present or former officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) all assets, liabilities and transactions are accurately and timely recorded in all material respects and to maintain accountability for the assets and (b) transactions are executed and access to records is permitted only in accordance with management’s authorization. No officer, director or employee of the Company has (A) circumvented the internal accounting controls of the Company, (B) falsified any of the books, records or accounts of the Company, or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company.

4.23 Permits. The Company has all Permits that are required to own, lease or operate its properties, rights and assets and to conduct its business as currently conducted (including any permits granted by the FDA), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company (the “Material Permits”). No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the Knowledge of the Company, none of such Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.

4.24 Privacy and Data Security.

(a) The Company has a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information, or otherwise held or processed on its behalf and the Company is and has been in material compliance with such privacy policy. The Company has posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company.

(b) Without limiting the generality of Section 4.09, the Company has in the past three (3) years complied in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information.

(c) Without limiting the generality of Section 4.12(b), the Company and, to the Knowledge of the Company, each other party thereto is in material compliance with the terms of all Material Contracts relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any.

(d) No Person (including any Governmental Authority) has, in the past three (3) years, (i) commenced any Action against the Company relating to the Company’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of the Company, or, (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint or investigation relating to such practices.

(e) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of the Company as it currently exists.

(f) The Company has established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information against unauthorized access, use, modification, disclosure or other misuse.

(g) Without limiting the generality of Section 4.11, the Business has not in the past three (3) years experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information for which the Company is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information or otherwise held or processed on its behalf.

4.25 Acquiror Common Stock. The Company does not own beneficially or of record any shares of Acquiror Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Acquiror Common Stock.

4.26 [RESERVED]

4.27 CARES Act. With respect to the PPP Loans, the Company is in compliance in all material respects with the CARES Act. All representations, warranties and certifications made by the Company in connection with obtaining and the forgiveness of the PPP Loans were true and correct in all material respects when made. The Company used the proceeds under the PPP Loans solely for uses, and in respective amounts, that are (or were at such time) permitted under the CARES Act. Each of the PPP Loans has been forgiven in full pursuant to the terms and conditions of the CARES Act and without any further liability on the part of the Company.

4.28 No Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

4.29 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY ON BEHALF OF ITSELF AND EACH COMPANY STOCKHOLDER, ACKNOWLEDGES THAT NONE OF ACQUIROR OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ACQUIROR OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY ACQUIROR AND MERGER SUB IN Article V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM ACQUIROR’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES).

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth (a) in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (b) in the Acquiror SEC Documents filed or furnished by Acquiror (excluding any disclosures in such Acquiror SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing as follows:

5.01 Organization and Qualifications; Subsidiaries. Acquiror is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada, and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Acquiror and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Acquiror does not have any Subsidiaries other than Merger Sub.

5.02 Due Authorization.

(a) Each of the Acquiror and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) The execution, delivery and performance by Acquiror and Merger Sub of this Agreement, and each Ancillary Agreement to which Acquiror or Merger Sub is a party, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Acquiror or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby or thereby. This Agreement has been, and each Ancillary Agreement to which Acquiror or Merger Sub is a party will be, duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) The board of directors of Acquiror and the Merger Sub has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Acquiror and Merger Sub and the stockholders of Acquiror and Merger Sub.

5.03 No Conflict; Consents.

(a) Except as set forth in Schedule 5.03(a) or as disclosed in the Acquiror SEC Documents, the execution, delivery, and performance by Acquiror and Merger Sub of this Agreement, and any Ancillary Agreement to which Acquiror or Merger Sub is a party, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Acquiror or Merger Sub is subject, (ii) conflict with or result in a violation of any provision of the Organizational Documents of Acquiror or Merger Sub, (iii) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Acquiror or Merger Sub is a party or by which it may be bound, or (iv) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of Acquiror or Merger Sub, except, with respect to the foregoing clauses (i), (iii) and (iv), as would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Except as set forth in Schedule 5.03(b) or as disclosed in the Acquiror SEC Documents. no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Acquiror or Merger Sub in connection with the execution, delivery and performance by Acquiror and Merger Sub of this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party or the taking by Acquiror or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and such filings as may be required under the Securities Act and the Exchange Act.

5.04 Capitalization. As of the Business Day immediately prior to the date of this Agreement:

(a) The authorized capital stock of the Acquiror consists of Two Billion Two Hundred Thirty Million (2,230,000,000) shares of capital stock, consisting of (i) Two Billion (2,000,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”), of which One Billion Seven Hundred Million (1,700,000,000) shares are designated “Class A Common Stock” (“Class A Common Stock”) and of which Three Hundred Million (300,000,000) shares are designated “Class B Common Stock” (“Class B Common Stock”), and (ii) Two Hundred Thirty Million (230,000,000) shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).. As of the date of this Agreement, the issued and outstanding capital stock of the Acquiror consists of 285,784,831 shares of capital stock, consisting of (A) 285,784,831 shares of Class A Common Stock issued and outstanding, (B) no shares of Class B Common Stock outstanding and (C) no shares of Acquiror Preferred Stock issued and outstanding. As of the date of this Agreement, the Company has 4,289,880 vested warrants outstanding, each such warrant entitling the holder thereof to purchase one share of Acquiror Common Stock. Schedule 5.04(a) sets forth, as of the Closing Date, with respect to any Options outstanding as of such date: (i) the number of Company Stock subject to each Option; (ii) the name and state of residence of the holder of each Option; (iii) the grant date and expiration date of each Option; (iv) the exercise price for each Option; (v) the vesting schedule; (vi) a description of any vesting acceleration provisions applicable to such Option; (vii) the Stock Plan under which such Option was granted; (in the case of clauses (i) through (vi) on an award-by-award basis). No outstanding Options were granted outside of the Stock Plan.

(b) Acquiror owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in the Schedule 5.04(b) or as disclosed in the Acquiror SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Acquiror or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Acquiror or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Liens to be created or suffered on the capital stock (or other equity securities) of either Acquiror or Merger Sub, other than Liens created by Company. Except as described in the Schedule 5.04(b) or as disclosed in the Acquiror SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Acquiror or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Acquiror or any Subsidiary of Acquiror including Merger Sub.

(c) The shares of Acquiror Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Acquiror SEC Documents, there are no outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Acquiror and/or any of its Subsidiaries.

5.05 Litigation and Actions. There are no pending or, to the Knowledge of Acquiror, threatened, Actions and, to the Knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror or Merger Sub, or otherwise affecting Acquiror or Merger Sub or their assets, including any condemnation or similar proceedings (or, to the Knowledge of the Acquiror, against any of the officers or directors of Acquiror or Merger Sub related to their business duties, which interfere with their business duties, or as to which Acquiror or Merger Sub has any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to such party in excess of $100,000. Neither Acquiror nor Merger Sub or any material property, asset or business of Acquiror or Merger Sub is subject to any material Governmental Order, or, to the Knowledge of the Acquiror, any continuing investigation by, any Governmental Authority.

5.06 Compliance with Laws.

(a) Each of Acquiror and Merger Sub is now, and for the past three (3) years has been, in compliance in all respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its business, except for such non-compliance that has not and would not reasonably be expected to result in an Acquiror Material Adverse Effect.

(b) (i) Acquiror and Merger Sub, and, to the Knowledge of the Acquiror, their respective officers, directors, employees, agents, and representatives, in each case, acting on behalf of Acquiror or Merger Sub, are currently, and since January 1, 2018 have been, in material compliance with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) neither Acquiror nor Merger Sub is engaging in any activities that would reasonably be expected to result in a violation of U.S. Trade Laws, (iii) neither Acquiror nor Merger Sub has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) neither Acquiror nor Merger Sub has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.

5.07 SEC Filings and Financial Statements.

(a) Except as set forth in Schedule 5.07(a) or as disclosed in the Acquiror SEC Documents, Acquiror has filed and furnished all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information provided in the Acquiror SEC Documents is true in all material respects.

(b) The consolidated financial statements and notes of Acquiror and its Subsidiaries contained or incorporated by reference in the Acquiror SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror and its Subsidiaries reflected therein as at the respective dates of, and for the periods referred to in, such consolidated financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Documents.

(c) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls and, to the Knowledge of the Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP. No financial statements other than those of the Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(d) Since the date of the latest Form 10-K of Acquiror filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect.

5.08 Investment Company. Acquiror is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.09 Transactions with Related Parties. Except as disclosed in the Schedule 5.09 or as disclosed in the Acquiror SEC Documents, there are no transactions, agreements, arrangements or understandings between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.10 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b) All income and other material amounts of Taxes (whether or not shown due to be due or owing on any Tax Returns of Acquiror) have been timely paid.

(c) To the Knowledge of the Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.11 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates.

5.12 Business Activities. Since its organization, Merger Sub has not conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement.

5.13 Final Merger Consideration. The portion of the Closing Merger Consideration to be issued and delivered in connection with the Closing to the Company Preferred Stockholders, and any additional portion of any Final Merger Consideration to be issued and delivered to the Company Preferred Stockholders hereunder, shall be, upon issuance and delivery of such Closing Merger Consideration or additional portion of any Final Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens.

5.14 Intellectual Property. Except as set forth in Schedule 5.14 or as disclosed in the Acquiror SEC Documents, Acquiror or its Subsidiaries owns or otherwise has rights in and to the material Intellectual Property owned by the Acquiror or any of its Subsidiaries in each case, free and clear of Liens other than Permitted Liens, and has the right to use all other material Intellectual Property used in the conduct of Acquiror’s and its Subsidiaries’ business.

5.15 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, NEITHER ACQUIROR NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ACQUIROR, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

5.16 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), ACQUIROR AND MERGER SUB ACKNOWLEDGE THAT THE COMPANY DOES NOT, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF THE COMPANY, MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO ACQUIROR OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ACQUIROR AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT ACQUIROR AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ACQUIROR, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE ACQUIROR’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article VI
COVENANTS

6.01 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements or public communication regarding any aspect of this Agreement, the Merger and the other Transactions, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each party hereto may make any such announcement which is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of OTC Markets Group OTCQB tier). Notwithstanding the foregoing, each party hereto shall consult with the other parties hereto prior to any such public announcement or communication and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith), and shall in any event promptly provide the other parties hereto with copies of any such public announcement. Notwithstanding the foregoing, communications by (i) any party hereto to its directors, officers, employees, counsel, accountants or other advisors, (ii) the Stockholder Representative in the administration of his duties hereunder, or communications with third parties to the extent necessary for the purpose of seeking any third-party consent shall not be deemed a public announcement for purposes of this Section 6.01.

6.02 Company Stockholder Notice. The Acquiror shall cause the Company to prepare and deliver a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) include a statement to the effect that the Company Board determined that the Merger is advisable in accordance with the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the other Transactions, and (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company. All materials submitted to the Company Stockholders in accordance with this Section 6.02 shall be subject to the Stockholder Representative’s advance review reasonable approval.

6.03 Form 8-K Filings. Acquiror has prepared and the Company has reviewed and approved a draft Form 8-K announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (“Transaction Form 8-K”). Acquiror and the Company have prepared the press release announcing the consummation of the Transactions (“Press Release”). Promptly following the Closing, Acquiror shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.04 Certain Information Rights. In the event the Acquiror ceases to file periodic reports under the Securities Exchange Act of 1934 for any reason, Acquiror shall furnish to any Company Major Stockholder, so long as such Company Major Stockholder owns no less than twenty-five percent (25%) of the shares originally issued to such Company Major Stockholder as Closing Merger Consideration and is not a competitor (or Affiliate of a competitor) of the Acquiror or any of its Subsidiaries (as reasonably determined in good faith by Acquiror), the following: (i) quarterly (a) unaudited financial statements and (b) then-current redacted capitalization table of the Acquiror (or, at Acquiror’s option, confirmation of the applicable Company Major Stockholder’s outstanding percentage interest in Acquiror), in each case, within sixty (60) days after the last day of each fiscal quarter of Acquiror. For purposes of this Section 6.04, all such reports will be deemed to be “furnished” to any such Company Major Stockholder upon Acquiror’s delivery of such reports to the Stockholder Representative for further distribution by such Stockholders Representatives to the applicable Company Major Stockholders. Notwithstanding the foregoing, the Acquiror may at any time condition any Company Major Stockholder’s receipt of such information on such Company Major Stockholder’s execution of a customary confidentiality agreement.

6.05 Tax Matters

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) will be borne fifty percent (50%) by the Company Stockholders and fifty percent (50%) by Acquiror. The party primarily responsible under applicable Law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. The parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns and mitigate any such Transfer Taxes.

(b) Tax Treatment. Acquiror, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a change in applicable Law after the date hereof, a “determination” within the meaning of Section 1313(a) of the Code, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement that are necessary for the qualification of the Transaction for the Intended Tax Treatment, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c) Tax Returns. Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns in respect of the Company for a Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company, as applicable, with respect to such items, except as required by applicable Law (except as modified pursuant to the procedure described in Section 6.05(g)).

(d) Straddle Period Taxes. With respect to Taxes of the Company relating to a Straddle Period, the parties hereto agree that the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date will be: (i) in the case of property taxes and other Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e) Tax Agreements. All Tax Agreements involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f) Employee Retention Credit. Except to the extent reflected as an asset or otherwise included as a positive adjustment in the calculation of the Closing Merger Consideration (as finally determined under Section 2.08) or attributable to a Tax attribute arising in a taxable period (or portion thereof) beginning after the Closing Date, Acquiror shall pay, or cause to be paid to, the Stockholder Representative (to be paid by the Stockholder Representative to each Company Preferred Stockholder in accordance with such Company Preferred Stockholder’s Ownership Allocation) an amount equal to any and all Tax refunds relating to any employee retention tax credit set forth in Section 2301 of the CARES Act (as modified by the Consolidated Appropriations Act, 2021), for the 2020 Tax year in respect of the Tax filings made by the Company requesting a Tax refund of approximately $214,000.00, together with any and all interest paid or credited with respect thereto from the applicable Governmental Authority within ten (10) Business Days of the receipt by Acquiror or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and each of its Subsidiaries) of such Tax refund.

(g) Pre-Closing Sales Tax. In the event that Acquiror or the Company receives notice of any inquiries, claims, assessments, audits or similar events with respect to any sales, use or similar Taxes owed by the Company prior to the date of this Agreement (“Sales Tax Proceeding”), Acquiror or the Company shall reasonably promptly notify the Stockholder Representative, who shall control any such Sales Tax Proceeding and have the discretion to determine whether (and by what means) to take steps to conclusively settle, pay, discharge or otherwise remediate all or some of the issues of the Sales Tax Proceeding. Acquiror may participate in the conduct of any such Sales Tax Proceeding at its own cost, and the Stockholder Representative shall keep Acquiror reasonably informed of material developments with respect to the Sales Tax Proceeding and shall not settle or compromise any Sales Tax Proceeding without Acquiror’s prior consent (not to be unreasonably withheld, conditioned or delayed). Neither Acquiror nor its Affiliates (including, after the Closing, the Company) shall cause the Company or any other party to initiate contact with a Governmental Authority or, absent a request or other inquiry from a Governmental Authority, initiate any proceeding or amend any Tax Return with respect to the sales, use or other similar Taxes in any jurisdiction without the Stockholder Representative’s prior consent (not to be unreasonably withheld, conditioned or delayed). To the extent that the Company is required to pay any Taxes related to any Sales Tax Proceeding (whether as a result of the finalization of a voluntary disclosure proceeding, by reason of the filing of a Tax Return, the receipt of an assessment, the entering into an agreement with respect to the Sales Tax Proceeding or otherwise), the Company shall pay all such amounts, as finally determined and shall be indemnified by the Company Preferred Stockholders, as set forth in Section 9.02(b).

6.06 Rule 16b-3. Acquiror board of directors has adopted resolutions to cause acquisitions of Acquiror Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Acquiror (or is or may be deemed to become a director of Acquiror by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.07 Tail Coverage. The Company has purchased an extended reporting endorsement, commonly referred to as “tail coverage” for all post-Closing “claims made” (“Tail Coverage”). Acquiror shall cause the Surviving Company to maintain the Tail Coverage and refrain from taking any act that would cause the Tail Coverage to cease to remain in full force and effect. For the avoidance of doubt, the Tail Coverage shall be included in Company Transaction Expenses and Acquiror shall not be required to pay any costs or expenses in connection with maintaining such Tail Coverage other than by virtue of the Reimbursable Transaction Expenses. Acquiror agrees that all rights to indemnification or exculpation in favor of any Person who is now, has been at any time prior to the date hereof, or becomes prior to the Closing Date, a director, officer, employee, fiduciary or agent of the Company (the “Insured Parties”), as provided in the Company Charter, Company Bylaws or an agreement between the Company and such Insured Party (the “Indemnification Agreements”) set forth on Schedule 6.14, to the extent in effect as of the Closing Date with respect to any matters occurring prior to the Closing Date, shall survive the Closing and shall continue in full force and effect for a period of six years following the Effective Time, and that Acquiror shall, and cause the Surviving Company to, perform and discharge the Surviving Company’s obligations to provide such indemnity and exculpation thereunder. Acquiror shall not, and shall cause the Surviving Company not to amend, release or otherwise modify the indemnification and liability limitation or exculpation provisions of the Indemnification Agreements shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Insured Parties unless such modification is required by applicable Law. Each Insured Party to whom this Section 6.07 applies shall be a third party beneficiary of this Section 6.07. The provisions of this Section 6.07 are intended to be for the benefit of each such Insured Party and his heirs. The obligations under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his or her written consent. In the event Acquiror or the Surviving Company or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Acquiror shall cause proper provision to be made so that the successors and assigns of Acquiror or the Surviving Company assume the obligations set forth in this Section 6.07.

6.08 Termination of Company Affiliate Agreements. Effective as of the Closing, the Company shall terminate all Company Affiliate Agreements set forth on Schedule 7.02(g) without any further Liability or obligation on the part of the Company, Acquiror or any of its Subsidiaries or the applicable counterparty to such Affiliate Agreement following the Closing.

6.09 Preservation of Books and Records.

(a) For a period of five (5) years after the Closing Date, Acquiror will preserve and retain all material accounting, Tax and auditing books and records of the Company relating to the conduct of the business prior to the Closing Date and provide reasonable access to such books and records to the Stockholder Representative upon reasonable request; provided, however, that (i) such access shall be conducted during normal business hours under the supervision of Acquiror’s personnel and in such a manner so as to not unreasonably interfere with the normal operation of Acquiror and (ii) Acquiror shall not be required to provide any materials to the Stockholder Representative if any cooperation or disclosure would violate applicable Law or any Contract or is reasonably likely to impair the attorney client privilege.

(b) Upon reasonable request by the Stockholder Representative and at the Stockholder Representative’s cost and expense, Acquiror shall provide to the Stockholder Representative so requesting, reasonable assistance by providing employees of the Company to act as witnesses and preparing documents, reports and other information requested by the Stockholder Representative in support of the access rights described in Section 6.09(a); provided, that such access does not unreasonably interfere with the normal operations of Acquiror, the Company or any of its Affiliates, as applicable.

(c) Subject to the confidentiality obligations set forth in the Confidentiality Agreement, the Stockholder Representative and his advisors may retain copies of any Contracts, documents or records of the Company: (i) which are required to be retained pursuant to any legal requirement, or (ii) for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

6.10 Continuing Employees.

(a) The parties intend that there shall be continuity of employment with respect to certain employees of the Company (the “Company Employees”). The Company Employees who will be employed by the Surviving Company will be employed on an “at will” basis, and for period of at least six (6) months commencing on the Effective Time, Acquiror shall provide, or cause to be provided, such Company Employees who continue employment with Acquiror, the Surviving Company or any Affiliate of either (each a “Continuing Employee”), regular wages or salary and annual bonus opportunity and benefits that are no less favorable, in the aggregate, than compensation and benefits applicable to such Company Employees immediately prior to the Closing.

(b) Acquiror may satisfy its obligations under Section 6.10(a) with respect to any Continuing Employee after the Effective Time by providing (to the extent a comparable Benefit Plan is not continued after the Effective Time) that such Continuing Employee shall be eligible to participate in Acquiror’s or any of its Affiliate’s retirement and welfare benefit plans (“Acquiror Benefit Plans”) on terms that are substantially comparable in the aggregate to those offered to similarly situated employees of Acquiror or any of its Affiliates; provided that such Acquiror Benefit Plans provide such benefits that are no less favorable in all material respects, in the aggregate, to the Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time and which are terminated following the Effective Time; and provided further, however, that (1) Acquiror shall, or shall cause an Acquiror Benefit Plan to, give each Continuing Employee full credit, for purposes of eligibility to participate, vesting and benefit accrual under such Acquiror Benefit Plans, for his or her full and partial years of service with the Company prior to the Effective Time to the same extent provided under the comparable Benefit Plan in which such Continuing Employee participated immediately; prior to the Effective Time; (2) Acquiror shall use commercially reasonable efforts to give effect, in determining any deductible and maximum out-of-pocket limitations under any Acquiror Benefit Plan for the plan year in which the Effective Time occurs, to amounts paid or incurred by such Continuing Employee during such year under a comparable Benefit Plan; and (3) Acquiror shall cause any pre-existing conditions limitations and eligibility waiting periods under any Acquiror Benefit Plan to be waived with respect to such Continuing Employee and his or her eligible dependents to the same extent provided under any comparable Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.

(c) Nothing contained herein, whether express or implied, will (i) obligate Acquiror, Surviving Corporation or any Affiliate of either to retain any Company Employees for any specific period, (ii) be treated as an amendment or other modification of any Benefit Plan or Acquiror Benefit Plan, or (iii) limit the right of Acquiror, Surviving Corporation or any Affiliate of either to amend, terminate or otherwise modify any Benefit Plan or Acquiror Benefit Plan following the Closing. Acquiror, Surviving Corporation and the Company acknowledge and agree that all provision contained in this Section 6.10(a) with respect to Company Employees are included for the sole benefit of Acquiror, Surviving Corporation and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any Person, including any Company Employees or former Company Employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Acquiror, Surviving Corporation or any Affiliate of either.

6.11 Pre-Closing Special Distribution. In the event any portion of the Pre-Closing Special Distribution is not paid to the Company Common Stockholders as of the Effective Time, the Company Preferred Stockholders and the Stockholder Representative shall cause such unpaid amount to be maintained in a segregated account (not with the Company) from and after Closing and arrange for such amounts to be promptly and finally paid to the Company Common Stockholders in the amounts set forth on the Spreadsheet (based on the Common Share Amount) without any further obligation or liability of the Company or Acquiror with respect thereto from and after the Effective Time. For the avoidance of doubt, neither the Company nor Acquiror shall have any obligation or liability from and after the Closing relating to payment of the Pre-Closing Special Distribution or administration of the foregoing process.

6.12 2022 Annual Bonuses. At or prior to the Closing, the Company shall have fully paid to all officers, employees or other service providers of the Company: (a) all annual bonuses relating to any full fiscal year prior to the Effective Date (including annual bonuses for 2022); and (b) all other non-bonus compensation for any pay period prior to the pay period in which the Closing occurs, in each case, including the employer portion of any payroll, social security, unemployment, withholding, or other similar Taxes. Under no circumstances shall Acquiror be responsible for paying any such bonuses or compensation following the Effective Time.

6.13 Voting Agreements. Until such time as a Company Preferred Stockholder has agreed to be fully bound by the terms and conditions of the Voting Agreement, such Company Preferred Stockholder shall not be made a party to the Registration Rights Agreement and shall not have any rights thereunder to registration of their Acquiror Common Stock received hereunder, such Company Preferred Stockholder rights under the Registration Rights Agreement being granted in partial consideration for such Company Preferred Stockholder’s agreement to all terms and conditions set forth in the Voting Agreement.

Article VII
CONDITIONS TO OBLIGATIONS

7.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) Pre-Closing Special Distribution. The Company shall have paid the Common Share Amount to each Company Common Stockholder.

7.02 Additional Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) FIRPTA Certificate. The Company shall deliver to Acquiror a certificate, in the form reasonably acceptable to Acquiror and substance required under Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), together with written authorization for Acquiror to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing, so that Acquiror is exempt from withholding any portion of the Final Merger Consideration pursuant to Treasury Regulation Section1.1445-2.

(b) Indebtedness. The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror that, as of the Closing, all Indebtedness of the Company shall have been paid in full and any and all Liens in connection therewith shall have been released.

(c) Written Consent. The Company shall have delivered to Acquiror the Written Consent, which shall be in full force and effect.

(d) Voting Agreement. Each of the Company Major Stockholders shall have delivered a duly executed counterpart signature page to the Voting Agreement.

(e) Restrictive Covenant Agreements. Each of Demir Vangelov and Kevin Zaccardi shall have delivered a duly executed counterpart signature page to such Person’s Restrictive Covenant Agreement.

(f) Registration Rights Agreement. Each of the Company Major Stockholders shall have delivered a duly executed counterpart signature page to the Registration Rights Agreement.

(g) Termination of Affiliate Agreements. The Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that the Company Affiliate Agreements set forth in Schedule 7.02(g) have been terminated.

(h) Tail Coverage. Evidence reasonably satisfactory to the Acquiror that the Company has purchased tail coverage pursuant to Section 6.02;

(i) Termination of Stock Plan. Evidence satisfactory to Acquiror that the Stock Plan has been terminated in accordance with Section 3.03(d).

7.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Voting Agreement. Acquiror shall have delivered a duly executed counterpart signature page to the Voting Agreement.

(b) Restrictive Covenant Agreements. Acquiror shall have delivered a duly executed counterpart signature page to the Restrictive Covenant Agreements.

(c) Registration Rights Agreement. Acquiror shall deliver a duly executed counterpart signature page to the Registration Rights Agreement.

(d) Amendment of the Articles of Incorporation of the Acquiror. The Acquiror shall have filed an amendment to the Articles of Incorporation of the Acquiror in the form attached to the Form 14C filed with the SEC by the Acquiror on February 8, 2023, authorizing the increase of the number of Acquiror Common Stock.

(e) Exchange Agent Agreement. Acquiror shall delivery a duly executed Exchange Agent Agreement substantially in the form attached hereto as Exhibit F.

Article VIII
[reserved]

Article IX
INDEMNIFICATION

9.01 No Survival. Except for the Fundamental Representations, which shall survive the Closing for a period of one (1) year, the representations and warranties contained herein or any Ancillary Agreement shall not survive the Closing. The obligation to indemnify set forth in Section 9.02(b) and Section 9.03(b) shall survive the Closing for a period of eighteen (18) months. Nothing herein is intended to limit any party’s liability for such party’s Fraud; provided, that in no event shall any Company Preferred Stockholder have any liability for the Fraud of any person other than such Company Preferred Stockholder. No Company Preferred Stockholder shall be liable for breaches of the Merger Agreement or any Ancillary Agreement by any other person.

9.02 Indemnification by the Company Preferred Stockholders. From and after the Closing, subject to Section 9.04, the Company Preferred Stockholders, severally and not jointly in accordance with their Ownership Allocations, shall be liable for, and shall indemnify and hold harmless Acquiror, the Surviving Company and their Affiliates, and each of their respective officers, directors, employees, agents, and representatives (collectively, the “Acquiror Indemnified Parties”), from and against any and all losses, Liabilities, actions, claims, demands, judgments, obligations, damages, Taxes, interest, awards, fines, penalties, costs and expenses (including out-of-pocket legal fees, costs and expenses incurred in investigating, preparing or defending the foregoing) whether or not involving a third party (collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(a) the failure of any of the Company’s Fundamental Representations to be true and correct in all material respects on and as of the Closing Date; and

(b) any breach of any covenant or agreement of the Company or the Company Stockholders contained in this Agreement or any Ancillary Agreement or any claim pursuant to Section 6.05(g) (Sales Tax).

9.03 Indemnification by the Acquiror. From and after the Closing, subject to Section 9.04, the Acquiror, the Surviving Company and their Affiliates shall be liable for, and shall indemnify and hold harmless the Company Preferred Stockholders, and each of their respective officers, directors, employees, agents, and representatives (collectively, the “Company Indemnified Parties”), from and against any and all Losses, asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(a) the failure of any of the Acquiror Fundamental Representations to be true and correct in all material respects on and as of the Closing Date; and

(b) any breach of any covenant or agreement of the Acquiror or Merger Sub contained in this Agreement or any Ancillary Agreement.

9.04 Exclusive Remedy.

(a) Except as otherwise provided in this Agreement (including, without limitation, Section 2.09, Section 6.04 and Section 10.12), the sole and exclusive monetary remedy of the parties and the Company Stockholders after the Closing with respect to any claims relating to or arising out of this Agreement (other than, with respect to any Company Preferred Stockholder, claims of, or causes of action arising from Fraud by such Company Preferred Stockholder) shall be pursuant to the indemnification provisions set forth in this Article IX.

(b) The parties agree to treat any amounts payable pursuant to this Article IX as adjustments to the Final Merger Consideration for all Tax purposes to the extent permitted by Law.

9.05 Indemnification Procedures.

(a) Third Party Claims.

(i) Notice. If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party is entitled to indemnification from any other person(s) hereunder (collectively, the “Indemnifying Party”) under this Article IX, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, including a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii) Right to Defend. Upon receipt of the Claim Notice, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (A) within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, the Indemnifying Party acknowledges in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party for such Third Party Claim as provided hereunder; provided, further, that, if after the Indemnifying Party acknowledges its unqualified obligation to indemnify the Indemnified Party and assume the defense of such Third Party Claim, (I) new allegations or claims are asserted as part of such Third Party Claim, or (II) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Party under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Party shall either (x) notify the Indemnified Party of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Party, in which case the Indemnifying Party shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Party (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (y) continue to defend such Third Party Claim, in which case the Indemnifying Party shall be deemed to have acknowledged its obligation to indemnify the Indemnified Party with respect to such Third Party Claim as so changed; (B) the Indemnifying Party certifies to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages, an injunction or other equitable relief; (D) the Third Party Claim does not have a reasonable likelihood of resulting in indemnifiable losses that would result in the Indemnification Cap being exceeded; (E) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (F) the Third-Party Claim does not involve any criminal liability or any admission of criminal wrongdoing, or any civil claim commenced by a Governmental Authority; (G) the Third Party Claim does not involve a class action lawsuit; and (H) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Party to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party (A) there are legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may defend such Third Party Claim and seek indemnification for any and all losses based upon, arising from or relating to such Third Party Claim and, with the consent of the Indemnifying Party(which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle such Third Party Claim. The Stockholder Representative and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Party shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto if it is not defending such Third Party Claim. If the Indemnifying Party is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Party unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Party, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Party, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party, and (C) provides, for the complete, final and unconditional release of each Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party.

(b) Direct Claims. Any action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) Tax Matters. In the event of any conflict of procedures set forth in this Section 9.05 and the provisions under Section 6.04 as they relate to Taxes, the provisions under Section 6.04 shall govern.

9.06 Manner of Payments.

(a) Subject to the restrictions and limitations set forth in this Article IX, all indemnification payments owing hereunder, as finally determined pursuant to this Article IX, shall be made in Acquiror Common Stock (valued at $0.35 per share) and effected no later than fifteen (15) Business Days after the final determination thereof, by receipt of Acquiror Common Stock from the indemnifying Company Preferred Stockholders (in the event of a payment to an Acquiror Indemnified Party), or Acquiror’s additional issuance of Acquiror Common Stock to Company Preferred Stockholders (in the event of a payment to a Company Indemnified Party, which shall be ratable based on each Company Preferred Stockholder’s Ownership Allocations), it being agreed and understood that (i) upon such determination in connection with an indemnification payment to the Acquiror Indemnified Party, each Company Preferred Stockholder, on a several but not joint basis in accordance with each Company Preferred Stockholder’s Ownership Allocations, shall return to Acquiror its pro rata share of that number of Acquiror Common Stock equal to the indemnification payment owed to such Acquiror Indemnified Party for cancellation and (ii) upon such determination in connection with an indemnification payment to a Company Indemnified Party, such shares of Acquiror Common Stock shall be issued by Acquiror to such Company Indemnified Party. For the avoidance of doubt, Acquiror and the Stockholder Representative may exercise their respective rights pursuant to this Section 9.06(a) on more than one occasion to the extent applicable Losses are incurred, which are not paid by the Company Preferred Stockholders, and which are determined to be owing as provided above. Notwithstanding the foregoing, in the event any Company Preferred Stockholder no longer holds all of its Allocable Portion of the Acquiror Shares issued to such Company Preferred Stockholder as Final Merger Consideration, and as a result thereof, such Company Preferred Stockholder is unable to fulfill its pro rata portion of the Company Preferred Stockholders’ indemnification obligations to an Acquiror Indemnified Party solely with return of its remaining Acquiror Shares, such indemnifying Company Preferred Stockholder shall have the option of satisfying the remainder of its Allocable Portion of such indemnification obligations in cash or with otherwise acquired Acquiror Common Stock (which shall be valued at $0.35 per share).

(b) For U.S. federal and applicable state and local income Tax purposes, to the extent permitted by applicable Law, Acquiror and the Stockholder Representative agree (i) to treat the cancellation and/or issuance of shares of Acquiror Common Stock pursuant to Section 9.06(a) or Section 9.06(b) as an adjustment to the number of shares of Acquiror Common Stock issued hereunder and that, for the avoidance of doubt, the cancellation of such shares of Acquiror Common Stock relate back to the time of the issuance of such Acquiror Common Stock, and (ii) to report the transactions contemplated by this Agreement consistently with the foregoing, including, without limitation, the filing of any Tax Returns. Notwithstanding anything to the contrary in this Section 9.06, any Acquiror Common Stock issued to a Company Indemnified Party in respect of the Hamilton Distribution shall be subject to Section 3.02 and issued in a manner that complies with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5)(iv).

(c) Acquiror shall instruct its transfer agent to update the stock register of Acquiror to reflect any such cancellation and/or issuance. To the extent any shares of Acquiror Common Stock must be cancelled pursuant to Section 9.06(a), the Stockholder Representative shall promptly deliver the stock certificate evidencing the shares of Acquiror Common Stock issued to the Company Preferred Stockholders at Closing (or any replacement stock certificate) upon receipt from each Company Preferred Stockholder to Acquiror, together with any other documentation required in connection with such cancellation and reissuance, and Acquiror shall arrange to cancel such stock certificate and deliver to such Stockholder Representative replacement stock certificates evidencing the shares of Acquiror Common Stock which remain after giving effect to such cancellation. To the extent any shares of Acquiror Common Stock must be issued pursuant to Section 9.06(a), Acquiror must promptly issue stock certificates to each Company Preferred Stockholder such Company Preferred Stockholder’s pro rata portion of the newly issued shares. For the avoidance of doubt, in the event that any Company Preferred Stockholder is required to return shares of Acquiror Common Stock to Acquiror pursuant to the terms of this Agreement, the Stockholder Representative agrees to take all such actions as are commercially reasonably necessary to effect such return.

9.07 Separate Basis for Claim. If any party hereto has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

9.08 Limitations on Indemnity Losses. Each Company Preferred Stockholder shall not be liable to indemnify the Acquiror Indemnified Parties, and Acquiror shall not be liable to indemnify the Company Indemnified Parties, for Losses arising under this Article IX in an aggregate amount in excess of the amount of the Final Merger Consideration actually received by such Company Preferred Stockholder (in the case of a Company Preferred Stockholder) or by all Company Preferred Stockholders (in the case of the Acquiror) (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to a particular Company Preferred Stockholder for Losses causes by the Fraud of such Company Preferred Stockholder or, in the case of the Acquiror for Fraud by the Acquiror (including, without limitation, through its current or former directors, officers, employees, service providers and agents).

Article X
MISCELLANEOUS

10.01 Stockholder Representative.

(a) The Company Major Stockholders and the Company have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement and the Stockholder Representative Engagement Agreement (such Company Major Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), shall be liable to any Company Stockholder for any action or failure to act in connection with the acceptance or administration of the Stockholder Representative’s responsibilities hereunder or under the Stockholder Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.

(b) The Stockholder Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party.

(c) At any time following the Closing Date, Company Major Stockholders entitled to a majority of the Closing Merger Consideration pursuant to the terms of this Agreement (the “Requisite Company Major Stockholders”) may, by written consent of the Requisite Company Major Stockholders, appoint a new representative to replace the Stockholder Representative. Notice together with a copy of the written consent appointing such new Stockholder Representative and bearing the signatures of the Requisite Company Major Stockholders must be delivered to the Stockholder Representative and Acquiror not less than ten (10) days prior to such appointment. Such appointment will be effective upon the expiration of such ten day notice period.

(d) The Stockholder Representative may resign at any time upon fifteen (15) days prior written notice to the Advisory Group and Acquiror. In the event that the Stockholder Representative becomes unable or unwilling to continue in its capacity as the Stockholder Representative, or if the Stockholder Representative resigns as the Stockholder Representative, the Requisite Company Major Stockholders may, by written consent, appoint a new representative to replace the Stockholder Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Requisite Company Major Stockholders must be delivered to Acquiror. Such appointment will be effective upon the expiration of such fifteen (15) day prior written notice. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement or the Stockholder Representative Engagement Agreement.

(e) Without any further action of any of the Company Stockholders or the Company, each of the other Company Stockholders hereby appoints the Stockholder Representative as its authorized and exclusive representative, and true and lawful agent and attorney-in-fact in respect of all matters arising under the provisions of this Agreement, and the Stockholder Representative is and shall be authorized by each Company Stockholder to act, or refrain from acting, with respect to any actions or deeds to be taken by or on behalf of any Company Stockholder in connection with any of the transactions contemplated under this Agreement, including to incur and pay expenses and to enforce any rights granted to any Company Stockholder under the terms and provisions of this Agreement, in each case as the Stockholder Representative believes is necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, for and on behalf of the Company Stockholders. The Stockholder Representative shall promptly deliver to each Company Preferred Stockholder any notice received by the Stockholder Representative concerning this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative has full power and authority, subject to the provisions of the Stockholder Representative Engagement Agreement, on behalf of each Company Stockholders and such Company Stockholders’ successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Stockholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, and (vi) take all actions necessary or appropriate in the judgment of the Stockholder Representative on behalf of the Company Stockholders in connection with this Agreement. Notwithstanding any requirements herein for the Stockholder Representative to act in accordance with the terms of the Stockholder Representative Engagement Agreement, the Acquiror can rely exclusively on the power, authority and signature of the Stockholder Representative. The Company Stockholders and such Company Stockholders’ successors shall be bound by all such actions taken by the Stockholder Representative under this Agreement, subject to the terms of the Stockholder Representative Engagement Agreement, as if expressly confirmed and ratified in writing by such Company Stockholders, and all defenses which may be available to any Company Stockholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement and the Stockholder Representative Engagement Agreement are waived and no Company Stockholder shall be permitted to take any such actions.

(f) The powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Preferred Stockholder and shall be binding on any successor thereto, and (ii) no Company Preferred Stockholder shall be permitted to take any such actions. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Stockholders in connection herewith. Acquiror shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement and the documents to be executed and delivered by the Company Stockholders in connection herewith. In consideration for the services to be rendered pursuant to this Section 10.01 and in accordance with the Stockholder Representative Engagement Agreement, the Stockholder Representative shall be entitled to receive a monthly fee of $10,000 for each month that it continues to act as Stockholder Representative, which shall be paid out of the Stockholder Representative Fund, until exhausted.

(g) The Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Stockholder shall otherwise exist against the Stockholder Representative. The Company Preferred Stockholders acknowledge that the Stockholder Representative is serving as the Stockholder Representative for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company or any Company Preferred Stockholders. The Stockholder Representative shall not be liable to any Company Stockholder for any action or failure to act in connection with the acceptance or administration of the Stockholder Representative’s responsibilities hereunder, unless and only to the extent such action or failure to act constitutes Fraud.

(h) The Stockholder Representative shall hold and be entitled to use the Stockholder Representative Fund for the purposes of paying for, or reimbursing the Stockholder Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Stockholder Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (excluding payment of indemnification claims) (collectively, the “Representative Expenses”) provided, however, that the Stockholder Representative Fund shall not be used for payment of the foregoing amounts to the extent these payments are related to, or arising in connection with, any dispute or potential dispute with Acquiror or its Affiliates (a “Prohibited Use”). To the extent that the Stockholder Representative Fund is insufficient to cover the Stockholder Representative Expenses or relates to a Prohibited Use, (i) first, the Stockholder Representative shall use the Excess Stockholder Representative Fund and (ii) second, once the Excess Stockholder Representative Fund has been fully utilized, the Company Preferred Stockholders, promptly upon request by the Stockholder Representative and in any event within ten (10) days of such request, shall reimburse the Stockholder Representative for the Stockholder Representative Expenses. The Stockholder Representative shall hold the Stockholder Representative Fund in a segregated bank account and shall not comingle it with any other funds. On the two (2) year anniversary of the Closing, the Stockholder Representative shall distribute to Acquiror the remaining balance (if any) of the Stockholder Representative Fund and shall distribute to the Company Preferred Stockholders ratably in accordance with such Company Preferred Stockholder’s Ownership Allocation any remaining portion of the Excess Stockholder Representative Fund.

(i) Notwithstanding the foregoing, the Company Preferred Stockholders will otherwise indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (including the Representative Expenses) incurred without Fraud on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, as such Representative Expense is suffered or incurred; provided that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the Fraud of the Stockholder Representative, the Stockholder Representative will reimburse the Acquiror the amount of such indemnified Representative Expense to the extent attributable to such Fraud. Such Representative Expenses may be recovered first, from any distribution of the Final Merger Consideration otherwise distributable to the Company Preferred Stockholders at the time of distribution and, second, from the Stockholder Representative Fund (solely in the case of a Representative Expense that is not a Prohibited Use), and lastly, directly from the Company Preferred Stockholders. The Company Preferred Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

(j) The Acquiror shall provide notice to the Stockholder Representative’s and take any comments in good faith prior to taking such action or providing their consent to the Exchange Agent (as defined in the Exchange Agent Agreement) to take such action, as applicable.

10.02 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

(a)	If to the Company, Acquiror or Merger Sub, to:

Starco Brands, Inc.
250 26th Street, Suite 200
Santa Monica, CA 90402
Attention: Ross Sklar
Email: Ross@thestarcogroup.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067-3010
Attention: Will Chuchawat
Email: WChuchawat@proskauer.com

(b)	If to the Stockholder Representative:

c/o Sheppard, Mullin, Richter & Hampton LLP
333 South Hope St., 43rd Floor
Los Angeles, CA 90071
Attention: James J. Thompson, Esq.
Email: JThompson@sheppardmullin.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.03 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Acquiror, as applicable, in this Agreement. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. No disclosure in the Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever.

10.04 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

10.05 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that no Person who is not otherwise party to this Agreement shall be a third party beneficiary of this Agreement. Notwithstanding the foregoing, Acquiror and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Acquiror or Merger Sub or their Subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Acquiror, Merger Sub or its Subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Acquiror or Merger Sub in any form of transaction, which assignment shall not relieve Acquiror or Merger Sub of its obligations hereunder.

10.06 Governing Law; Jurisdiction. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 10.02 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

10.07 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

10.08 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 10.06, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Acquiror, Merger Sub and the Company; provided, however, that after the Company Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Stockholders, without receipt of such further approvals.

10.14 Waiver. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, terms or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.15 Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Acquiror Waiving Parties”), that Sheppard Mullin Richter & Hampton LLP may represent the Company or any of its directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or other Acquiror Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Acquiror Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Sheppard Mullin Richter & Hampton LLP provides legal services to the Company after the Closing Date.

(b) The parties agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Stockholder Representative solely for the benefit of the Company Stockholders and (b) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in Stockholder Representative solely for the benefit of the Company Stockholders and shall be exercised or waived solely as directed by Stockholder Representative. All rights, files, and information that are not Protected Communications, including matters that relate to the operation of the Company shall belong to the Company. Neither the Company, any Subsidiary, Acquiror, Merger Sub or any Person acting on any of their behalf shall, without the prior written consent of Stockholder Representative, assert or waive or attempt to assert or waive any such protection against disclosure of Protected Communications, including the attorney-client privilege or work product protection with respect to, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in connection with any dispute with Stockholder Representative or the Company relating to this Agreement, or any of the transactions contemplated herein. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, Merger Sub, or the Company, on the one hand, and a Person other than the Stockholder Representative, Company Stockholder or one of their Affiliates, on the other hand, after the Closing, Acquiror, Merger Sub and the Company, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party.

(c) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Proskauer Rose LLP may represent Acquiror or any of its directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Acquiror or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Proskauer Rose LLP provides legal services to Acquiror after the Closing Date.

10.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this Section 10.16 shall not preclude (i) enforcement of any claims or obligations under any Ancillary Agreement against any Person party thereto in accordance with the terms of such Ancillary Agreement (including, with respect to any agreement by such Person in such Ancillary Agreement to be bound by certain obligations and/or provisions set forth herein) or (ii) Actions or rights against any Person who has committed Fraud, in each case, regardless of whether such Persons are a named party to this Agreement. The provisions of this Section 10.16 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 10.16. This Section 10.16 shall be binding on all successors and assigns of parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and, solely for purposes of Article IX, Article X, Section 2.08, and Section 6.11, the Stockholder Representative, have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ACQUIROR:

STARCO BRANDS, INC.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	Chief Executive officer

MERGER SUB:

STARCO MERGER SUB I INC.

By:	/s/ Ross Sklar
Name:	Ross Sklar
Title:	President

COMPANY:

SOYLENT NUTRITION, INC.

By:	/s/ Demir Vangelov
Name:	Demir Vangelov
Title:	CEO

solely for purposes of Article IX, Article X, Section 2.08 and Section 6.11:

STOCKHOLDER REPRESENTATIVE:

HAMILTON START, LLC

By:	/s/ Demir Vangelov
Name:	Demir Vangelov
Title:	Managing Member